As filed with the Securities and Exchange Commission on December 15, 1999
                                                  Registration No. 333-81283

================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                              Amendment No. 3 to
                                   FORM SB-2
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                        ------------------------------

                                 UroGen Corp.
                (Name of small business issuer in its charter)

                        ------------------------------

           Delaware                          3845                    33-0687976
(State or other jurisdiction of  (Primary Standard Industrial     (I.R.S. Employer
incorporation or organization)   Classification Code Number)   Identification Number)

                               10835 Altman Row,
                                   Suite 150
                              San Diego, Ca 92121

                              (858) 450-5949
  (Address and  telephone number of principal executive office and principal place of businesss)

                        ------------------------------

                              Robert E. Sobol, MD
                     President and Chief Executive Officer
                                 Urogen Corp.
                          10835 Altman Row, Suite 150
                              San Diego, Ca 92121
                                (619) 450-5949
           (Name, address and telephone number of agent for service)
                                  Copies to:
                           Herbert P. Fockler, Esq.
                       Wilson Sonsini Goodrich & Rosati
                           Professional Corporation
                              650 Page Mill Road
                              Palo Alto, CA 94304
                                (650) 493-9300

                        ------------------------------

     Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] _________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] _____

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------
                                                                         Proposed
    Title of each class                              Proposed             Maximum
    of securities to be         Amount to be     maximum offering   Aggregate offering      Amount of
         registered              Registered (1) price per unit (2)     price (2)         registration fee
---------------------------------------------------------------------------------------------------------
       Common Stock,
      $0.001 par value        4,339,977 shares        $0.22              954,793           $265 (3)
---------------------------------------------------------------------------------------------------------

(1) Represents shares already issued plus the estimated maximum number of shares of the Common Stock of the Registrant which may be issued to the Selling Security Holders upon exercise of the warrants for Common Stock. In the event of a stock split, stock dividend or similar transaction involving the Common Stock of the Registrant, in order to prevent dilution, the number of shares registered shall be automatically increased to cover additional shares in accordance with Rule 416 (a) under the Securities Act.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, calculated in accordance with Rule 457(c) on the basis of the average of the bid and ask prices reported for such securities on the Electronic Bulletin Board on September 17, 1999.

(3)  $298 has previously been paid.
--------------------------------------------------------------------------------
                                ______________

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

                                   PROSPECTUS


                                  UroGen Corp.

                                4,339,977 Shares
                                  COMMON STOCK

     On July 8, 1998 and April 28, 1999, we sold convertible subordinated notes with detachable warrants raising $1,030,000 and $400,000, respectively. The purpose of this registration statement is to register the shares of common stock underlying the notes and warrants by their current holders.



     On December 10, 1999, the closing price of our common stock, which is quoted on the Electronic Bulletin Board under the symbol "UROG", was $0.38 per share.

                                --------------

                        THE COMMON STOCK OFFERED HEREBY
              INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS"
                             BEGINNING ON PAGE 5.

                                 -------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                  THE DATE OF THIS PROSPECTUS IS DECEMBER 15, 1999

                              PROSPECTUS SUMMARY


     You should read this summary together with the more detailed information and our Financial Statements and notes appearing elsewhere in this prospectus.

                                  UROGEN CORP.

     UroGen Corp. is a biotechnology company dedicated to the development of innovative gene therapy products for the treatment of hemophilia, cancer and other genetic disorders. Gene therapy is technology that uses genetic materials as therapeutic agents to treat disease. Gene therapy seeks to restore, augment or correct gene functions either by the addition of normal genes or by neutralizing the activity of defective genes. An essential requirement of gene therapy is a suitable delivery system for introducing therapeutic genes into cells. Two major approaches which have been used are viral and non-viral delivery systems, also called vectors.

     Prior to July 1998, UroGen was a biotechnology company developing gene therapy products for the diagnosis and treatment of prostate cancer. We had licensed technology in this area and were evaluating gene delivery systems. In July 1998, UroGen acquired equipment from the gene therapy unit of Baxter Healthcare Corporation together with exclusive rights to gene delivery technologies in exchange for 1,841,217 shares of our common stock and 5,830 shares of our Series A preferred stock. See "Certain Relationships and Related Transactions - Baxter Agreements" for a description of this transaction. The technology acquired from Baxter is based upon gene transfer systems derived from a type of cold virus called an adenovirus. We believe this adenoviral system provides superior gene transfer efficiency and expression compared to other gene therapy approaches. Gene expression is the biological process the body employs to make proteins from the genetic code of DNA. High levels of gene expression mean that high levels of proteins are made. The gene transfer system has been engineered to remove the original adenovirus genes which all then replaced with therapeutic genes. These genetically engineered therapeutic viruses contain less than 3% of the original adenovirus. We believe that removal of unwanted adenoviral genes permits increased gene transfer capacity with a high level of expression of the gene being delivered. In addition, there is improved safety compared to standard gene transfer systems. Because these therapeutic viruses are engineered to minimize the presence of adenoviral genes, they are termed "Mini-Ad" vectors. These Mini-Ad vectors retain the ability to infect other cells and the efficient gene transfer characteristics of original adenoviruses. Importantly, we believe we have engineered capabilities into our Mini-Ad systems which provide for sustained, high level expression of the gene being transferred. We believe our gene transfer and expression systems will advance the capabilities of gene therapy for disease management, providing what we believe to be efficient gene transfer and long term gene expression desired for effective theraputic treatments.

     The research performed at Baxter before we licensed the technology was focused on the use of this delivery system to treat hemophilia and cancer. We have continued our research and development of products for the treatment of hemophilia and prostate cancer. Two gene therapy products are under development:
1) Factor VIII Mini-Ad Vector for the treatment of hemophilia; 2) Tumor killing Interleukin-3 (IL-3) Adenoviral Vectors for the treatment of prostate cancer. The Factor VIII Mini-Ad Vector for hemophilia is expected to provide a greater duration of the normally occurring protein, Factor VIII, preventing chronic bleeding and joint damage which are characteristic of this disorder. The IL-3 Adenoviral product is comprised of a mixture of two adenoviral vectors which complement each other resulting in replication of the virus in tumor tissues, leading to destruction of tumor cells, radiation sensitization and anti-tumor immune responses for the treatment of prostate cancer.

     UroGen was incorporated in Delaware in June 1995 as a wholly-owned subsidiary of Medstone International, Inc., a Delaware Company. The business of UroGen was formed from the molecular biology and small molecule pharmaceuticals divisions of Medstone. UroGen operated as two divisions of Medstone from July 1, 1991 to December 29, 1996, when the operations of these divisions were transferred into UroGen Corp. On February 9, 1996, Medstone distributed of all of the outstanding stock of UroGen Corp. to its shareholders by issuing a dividend of one share of UroGen common stock for each share of Medstone stock held as of December 29, 1995. Our principal executive offices are located at 10835 Altman Row, Suite 150, San Diego, California 92121, and our telephone number is (858) 450-5949.

                                  THE OFFERING

Common stock offered by UroGen                                 None

Common stock offered by the selling stockholders               4,339,977 shares, including 1,879,166
                                                               shares issuable upon exercise of the
                                                               warrants

Common stock outstanding after the offering                    12,097,999 shares
                                                               13,977,165 shares assuming all 1,879,166
                                                               shares are issued upon exercise of the
                                                               warrants

Use of proceeds                                                Urogen will not receive proceeds from
                                                               the sale of the Shares offered. The warrants
                                                               include a net exercise provision. Accordingly,
                                                               we may not receive significant proceeds from
                                                               exercise of the warrants.

The above number of shares outstanding after the offering is based on the shares outstanding as of September 30, 1999. This number excludes:

 .     3,286,183 shares subject to outstanding options at a weighted average exercise price of $0.28 as of September 30, 1999.

 .     450,000 shares issuable upon exercise of outstanding warrants, other than those which are a subject of this prospectus, at a weighted average exercise price of $0.17 per share as of September 30, 1999.
 .     An aggregate of 1,791,485 shares available for future issuance under our stock option plans.

                  Summary Consolidated Financial Information
                    (in thousands, except per share amounts)

                                                                                                               Period
                                                                                                              from July
                                                                                       Nine Months Ended      1, 1991 to
                                               Year Ended December 31,                    September 30,      September 30,
                                 --------------------------------------------------    ------------------    -------------
                                  1998(1)      1997       1996      1995      1994      1999        1998         1999
                                 --------     ------    -------    ------    ------    ------      ------     ----------
Statement of Operations Data:

Net revenues...................  $   192      $  194    $     -     $   -    $    -   $    67    $    192     $      909
Total costs and expenses ......    7,858         497        522        75       398     2,453       4,906         15,513
Loss from operations...........   (7,666)       (303)      (522)      (75)     (398)   (2,386)     (4,714)       (14,604)
Other income...................        -           -         64         -         -         1           -             65
Interest income (expense)......     (296)          4         14         -         -      (334)       (167)          (611)

Net loss.......................  $(7,962)     $ (299)   $  (444)    $ (75)   $ (398)  $(2,719)    $(4,881)     $ (15,150)

Net loss per share.............  $ (1.00)     $(0.04)   $ (0.07)      N/A       N/A   $ (0.27)    $ (0.65)

Weighted average shares
 outstanding...................    7,997       7,331      5,980       N/A       N/A    10,237       7,537

_________________________
(1) Includes a one-time charge of $5,455,000 related to the write-off of acquired in-process technology. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations."

                                                                      December 31            September 30,
                                                  ------------------------------------------------------------
                                                  1998      1997      1996      1995      1994       1999
                                                  ----      ----      ----      ----      ----       -----
Balance Sheet Data:
Working capital.............................   $(1,274)        5       235         1         -     $   777
Total assets................................     1,098        77       253       163       201       1,877
Long-term debt, net of current portion......     1,044         -         -         -         -       3,467
Stockholders deficit........................    (1,934)        9       237       163       201      (2,145)

                                 RISK FACTORS

     An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information contained in this prospectus before deciding to invest in our common stock. The risks described below are not the only ones facing our company. Additional risks not presently known to us or which we currently consider immaterial may also adversely affect our business. If any of the following risks actually happen, our business, financial condition and operating results could be materially adversely affected. In this case, the trading price of our common stock could decline, and you could lose part or all of your investment.

     This prospectus contains forward-looking statements that involve risks and uncertainties. The statements contained in this prospectus that are not purely historical are forward-looking statements, including statements regarding our expectations, beliefs, intentions or strategies regarding the future. All forward-looking statements included in this document are based on information available to UroGen on the date of this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth in the following risk factors and elsewhere in this prospectus.

UROGEN RISKS


We will need substantial additional funding, which may not be available and may limit our growth.

     Our operations to date have consumed substantial amounts of cash. The negative cash flow from operations is expected to continue and to accelerate for at least the next three years. The development of our products will require a commitment of substantial funds to conduct the costly and time-consuming research, preclinical and clinical testing necessary to bring our products to market and to establish manufacturing and marketing capabilities. UroGen's future capital requirements will depend on many factors:

     .    the progress of our research and development programs;

     .    the progress of preclinical and clinical testing;

     .    the time and cost involved in obtaining regulatory  approvals;

     . the cost of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights;

     .    competing technological and market developments; and

     . our ability to establish collaborative and other arrangements with third parties, such as licensing and manufacturing agreements.

     Baxter has committed to fund the development of our hemophilia product under the Developmental Collaboration Agreement until we treat the first patient in Phase I clinical trials, at which time they will pay us a $2 million milestone payment. Additionally, Baxter has committed $400,000 in additional capital. We expect that our existing capital resources and the amounts committed by Baxter will enable us to maintain our current and planned operations through October 2000. We will need to raise substantial additional capital to fund our operations. We intend to seek this additional funding either through collaborative arrangements or through public or private equity or debt financings. We cannot be certain that additional financing will be available on acceptable terms, or at all. If we raise additional funds by issuing equity securities you will experience further dilution with respect to the stock purchased in this offering. If adequate funds are not available, we may be required to delay or reduce the scope of our operations or to obtain funds through arrangements with collaborative partners or others that may require us to relinquish rights we may have acquired in the interim.

Our auditors have expressed doubt regarding our ability to continue operations.

     Our independent auditors have issued their report on our financial statements. This report contains an explanatory paragraph which expresses substantial doubt regarding our ability to continue as a going concern based upon certain existing conditions such as our negative stockholders' equity position and the negative cash flow generated from operations. Successful completion of our development program and our transition, ultimately, to profitable operations depends on obtaining additional financing and achieving a level of revenues to support our cost structure.

We are in the early stage of product development and face a risk of failure. If any of our products fail, our business may not succeed.

     Our products are in the early stages of development. They will require additional research and development, clinical testing and regulatory clearances. We currently do not sell any products and do not expect to have any products commercially available for at least two years. Our proposed products are subject to the risks of failure inherent in the development of gene therapy products based on innovative technologies.

     As a result, we are not able to predict whether our research and development activities will result in any commercially viable products or applications. In our industry, the majority of the potential products fail to enter clinical studies, and the majority of products entering clinical studies after achieving promising preclinical results are not commercialized successfully.

We have limited manufacturing and marketing experience, which may impair the sale of our products.

     We cannot guarantee that we will be able to develop manufacturing or marketing capabilities successfully, either on our own or through third parties. To date, we have engaged only in the development of pharmaceutical technology and products, and have more limited experience in manufacturing or procuring products in commercial quantities or in marketing pharmaceutical products. We have only limited experience in conducting clinical trials and other later-stage phases of the regulatory approval process. We cannot be certain that we will be able to engage successfully in any of these activities for any of the products we attempt to commercialize.

Our business is expanding rapidly and our business prospects may suffer if we are not able to effectively manage the growth of our operations and successfully integrate new personnel.

     If we decide to establish a commercial-scale manufacturing facility, we will require substantial additional funds and personnel and will be required to comply with extensive regulations applicable to such a facility. This growth may strain our management and operations. Our ability to manage growth depends on the ability of our officers and key employees to:

 . broaden our management team and to attract, hire and retain skilled employees;

 . implement and improve our operational, management information and financial control systems:

 .   expand, train and manage our employee base; and

 .   develop additional expertise among existing management personnel.

We depend on future collaborations with others, which may be difficult to obtain, and our revenues may depend on the efforts of third parties.

     Our strategy for the development, clinical testing, manufacturing and commercialization of our products includes entering into various collaborations with corporate partners, licensors, licensees and others. We have entered into a distribution agreement with Baxter Healthcare Corporation under which Baxter has the exclusive right to market, sell and distribute the hemophilia product. Therefore, any revenues we may receive from the hemophilia product are dependent on the efforts of Baxter. To the extent that we enter into additional co-promotion, distribution or other licensing arrangements, any revenues we receive will depend on the efforts of the other parties in these arrangements.

     We may not be able to negotiate these collaborative arrangements on acceptable terms, if at all. Even if we enter into these collaborative arrangements, they may not be successful. If we are unable to establish these arrangements, UroGen would need to raise additional capital to undertake these activities at our own expense. In addition, we may encounter significant delays in introducing our products into some markets or find that the development, manufacture or sale of our products in these markets is adversely affected by the absence of these collaborative agreements.


We are a development stage company with a limited operating history; We expect continued losses and may never become profitable.

     We are considered a development stage company because we have not yet generated revenues from sales. From our inception in June 1995 through June 30, 1999, we have incurred cumulative losses of approximately $14.3 million, almost all of which consisted of research and development and general and administrative expenses. We expect our losses to increase in the future as we begin our clinical trials and increase our research and development activities. It is possible that we may never achieve significant revenues or become profitable.

     Even if we eventually generate revenues from sales, we expect to incur significant operating losses over the next several years. Our ability to become profitable and to achieve long-term success will depend on:

 .   the time and expense necessary to develop our proposed products

 . whether and how quickly we can obtain regulatory approvals for proposed products; and

 .   our success in bringing these products to market.

     See "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations".

Inability to protect our technologies through patent protection could allow competitors to exploit our proprietary products and technologies.

     We actively pursue patent protection for our proprietary products and technologies. We hold one U.S. patent and currently have 7 U.S. patent applications pending and several foreign patent applications pending. In addition, we have numerous foreign patent applications pending corresponding to our U.S. patents. However, our patents may not protect us against our competitors. We may be required to file suit to protect our patents, and we cannot be certain that we will have the resources necessary to pursue such litigation or otherwise protect our patent rights.

     In April 1999, the United States Patent and Trademark Office issued a patent to another company for an adenoviral vector technology. This patent may be competitive with our Mini-Ad vector technology. Although we do not believe that our technology infringes upon any valid claim of this patent, we cannot be certain that our position would be substantiated if challenged.

     We also rely on trade secret protection for our unpatented proprietary technology. However, trade secrets are difficult to protect. Others could develop substantially equivalent information or gain access to our trade secrets.

  We have a policy requiring that our employees and consultants execute proprietary information agreements upon commencement of employment or consulting relationships. These agreements provide that all confidential information developed or made known to the individual during the course of the relationship must be kept confidential except in specified circumstances. However, these agreements may not successfully protect our trade secrets or other proprietary information.

     Others could assert claims against us based on their patents. Claims could seek damages as well as an injunction prohibiting clinical testing, manufacturing and marketing of the product at issue. If any actions are successful, in additional to any potential liability for damages, we could be required to obtain a license in order to continue to manufacture or market the product at issue. It is possible that any license required under any patent would not be made available on acceptable terms, if at all. There has been, and we believe that there will continue to be, significant litigation in the pharmaceutical industry regarding patent and other intellectual property rights. If we become involved in any litigation, a substantial portion of our financial and personnel resources could be consumed, regardless of the outcome of litigation. See "Business - Patents and Proprietary Rights."

Competition for highly-skilled personnel is intense and the success of our business depends on our ability to attract and retain key personnel.

     Our future success if any, depends to a significant degree upon the continued service of key technical and senior management personnel, particularly Paul D. Quadros and Robert E. Sobol, MD., the loss of whose services might significantly delay our product development and commercialization efforts. We do not have agreements with Mr. Quardros or Mr. Sobol which would assure retention of their services for more than sixty days.

     We will also need substantial additional expertise in the areas of manufacturing, marketing and finance, among others, in order to achieve our business objectives. Competition for qualified personnel is intense, and the loss of key personnel or the inability to attract and retain the additional skilled personnel required for the expansion of our business could damage our business.

INDUSTRY RISKS

We face risks and uncertainties related to conducting clinical trials. If the clinical trials are not successful, we will incur additional expense and our potential products may not be approved for sale.

     Extensive and costly clinical testing will be necessary to assess the safety and efficacy of our potential products. The rate of completion of clinical trials depends on, among other factors, the type, novelty and complexity of the product and the rate of patient enrollment. Patient enrollment is a function of many factors, including:

 .   the nature of the clinical trial protocols;

 .   the existence of competing protocols;

 .   size of the patient population;

 .   proximity of patients to clinical sites; and

 .   eligibility criteria for the study.

     There are other companies conducting clinical trials in patients with hemophilia. As a result, we must compete with them for clinical sites, physicians and the limited number of patients with hemophilia who fulfill the stringent requirements for participation in clinical trials. Delays in patient enrollment will increase costs and delay the introduction of our potential products, thereby harming our business and financial condition.

     Even if we successfully enroll patients in our clinical trials, we cannot guarantee they will respond to our potential products. We think it is prudent to expect setbacks. If we do not comply with the U.S. Food and Drug Administration regulations applicable to clinical trials, our trials could be delayed, suspended or cancelled, or the FDA might not accept the results of our trials. The FDA may suspend clinical trials at any time if it concludes that the subjects participating in our trials are being exposed to unacceptable health risks. Further, we cannot assure you that human clinical testing will show any current or future product candidate to be safe and effective .

We face intense competition and must cope with rapid technological change, which may adversely affect earnings and financial condition and/or render our potential products obsolete.

     UroGen is engaged in a rapidly changing field. Existing products and therapies to treat hemophilia and prostate disorders will compete directly with the products that we are seeking to develop and market. Competition from fully integrated pharmaceutical companies and more established biotechnology companies is expected to increase. Most of these companies have significantly greater financial resources and expertise than we do in the following areas:

 .   research and development;

 .   manufacturing;

 .   preclinical and clinical testing;

 .   obtaining regulatory approvals; and

 .   marketing

     Smaller companies may also prove to be significant competitors, particularly through collaborative arrangements with large pharmaceutical companies. Many of these competitors have significant products approved or in development and operate large, well-funded research and development programs.

     Academic institutions, governmental agencies and other public and private research organizations also conduct research, seek patent protection and establish collaborative arrangements for product and clinical development and marketing. These companies and institutions also compete with us in recruiting and retaining highly qualified scientific and management personnel.

     In addition, our competitors may develop more effective or more affordable products, or achieve earlier patent protection or product commercialization and market penetration than we will. Additionally, technologies developed by our competitors may render our potential products uneconomical or obsolete, and we may not be successful in marketing our potential products against competitors.


We need to comply with significant government regulation to obtain product approvals and to market products after approvals. If these approvals are not obtained, we will not be able to sell our potential products.


     Various agencies in the United States and abroad regulate the testing, manufacturing, labeling, distribution, marketing and advertising of proposed products and ongoing research and development activities. The U.S. Food and Drug Administration, the U.S. National Institute of Health and comparable agencies in foreign countries impose many requirements on the introduction of new pharmaceutical products through lengthy and detailed clinical testing procedures, and other costly and time consuming compliance procedures. These requirements make it difficult to estimate when our potential products will be commercially available, if at all.

     Our potential products will require substantial clinical trials and FDA review as new drugs. We cannot predict with certainty when we might submit any of our proposed products currently under development for regulatory review. Once we submit a product for review, we cannot guarantee that FDA or other regulatory approvals will be granted on a timely basis, if at all.

     If we are delayed or fail to obtain required approvals, our business and results of operations would be damaged. If we fail to comply with regulatory requirements, either prior to approval or in marketing our products after approval, we could be subject to regulatory or judicial enforcement actions. These actions could result in:

 .   product recalls or seizures;

 .   injunctions;

 .   civil penalties;

 .   criminal prosecution;

 .   refusal to approve new products and withdrawal of existing approvals;
     and

 .   enhanced exposure to product liabilities.

     If we sell our products outside the U.S., we will be subject to regulatory requirements governing these sales. These requirements vary widely from country to country and could delay introduction of our products in those countries.

The pricing of our product may depend on third-party payors, whose reimbursement and/or cost control policies may limit the revenues from our products.

     In both domestic and foreign markets, sales of our products, if any, will depend, in part, on the extent to which third-party payors, including government agencies such as Medicare, managed care providers and private health insurers will reimburse users for the costs of our products and any related treatments. If those who buy our products are not adequately reimbursed, they may forego or reduce use.

     Third-party payors are engaged in ongoing efforts to reduce the costs of pharmaceutical products. In the United States, an increasing emphasis on managed care and consolidation of hospital purchasing has and is expected to continue to place pressure on pharmaceutical prices, and may reduce the prices we can charge for our potential products. In many major foreign markets, pricing approval is required before sales can commence and prices are often set by governmental authorities. These price controls are subject to change at unpredictable times. Market acceptance of our potential products will be severely curtailed if adequate coverage and reimbursement levels are not provided by governmental authorities and private third-party payors.

We face the risk of product liability claims which may affect our earnings and financial condition; we do not currently have product liability insurance coverage, which increases our financial exposure to these claims.

     Our business will expose us to potential product liability risks that are inherent in the testing, manufacturing and marketing of human therapeutic products. Product liability results from harm to patients using our potential product that was either not communicated as a potential side-effect, or was more extreme that communicated. We currently have no clinical trial liability insurance for our human clinical trials and will be required to obtain insurance prior to beginning the trials. We will require all patients enrolled in the clinical trials to sign consents which explain the risks involved with participating in the trial. The consents, however, provide only a limited level of protection and product liability insurance will be required. We may not be able to obtain and maintain product liability insurance for all of our clinical trials. We may not be able to obtain or maintain product liability insurance in the future on acceptable terms or with adequate coverage against potential liabilities, which would expose us to potential product liability.

Accidents related to hazardous materials used in our research and development efforts, could subject us to significant liability.

     Our research and development efforts involve the controlled use of hazardous materials and biological hazardous materials, such as isopropyl alcohol, ethanol and bromides. Although we believe that our safety procedures for handling and disposing of such materials comply with the standards prescribed by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, we could be held liable for any damages that result and any such liability could exceed our resources.

RISKS RELATED TO THIS OFFERING

Our stock is subject to "penny stock" regulations, which may limit your ability to trade your shares.

Our stock is subject to certain rules promulgated under the Exchange Act which impose additional disclosures and various sales practice requirements on broker-dealers in connection with any trades involving a stock defined as "penny stock". Penny stocks are generally defined as any non-exchange listed security that has a market price of less than $5.00 per share, subject to certain exceptions. Under the Exchange Act Rule 15g-9 broker-dealers must, prior to selling a penny stock:

     . Obtain from the investor information concerning the person's financial situation, investment experience and investment objectives;

     . Reasonably determine that transactions in penny stocks are suitable for the investor and that the investor, or the investor's independent advisor in the transactions, has sufficient knowledge and experience in financial matters so as reasonably to be expected to be capable of evaluating the risks of transactions in penny stock; and

     . Deliver a written statement, which must be signed and returned to the broker-dealer by the investor, setting forth among other things, the basis on which the broker-dealer approved the investor's account for the transaction.

If the penny stock rules are not followed by a broker-dealer, the investor has no obligation to purchase the shares. The broker-dealer is also obligated to provide certain information statements to investors in penny stocks. The additional burdens imposed upon broker-dealers by these requirements may discourage broker-dealers from effecting transactions in our common stock and the ability of purchasers to resell our stock in the secondary market. This could affect the ability or willingness of broker-dealers to sell and/or make a market in our securities and the ability of holders of our securities to sell their securities in the secondary market.

There may be an adverse impact on the value of your investment from shares eligible for future sale.

     Sales of shares of our common stock in the public market, including shares being registered in this prospectus and shares which will be issued when stock options are exercised, could have an adverse effect on the market price of our common stock. The common stock being registered for resale in this prospectus represents 36% of our total outstanding shares, assuming exercise of all of the warrants being registered. Sales of this stock might also make it more difficult for us to sell equity securities and equity-related securities in the future at a time and price that is acceptable.

                                USE OF PROCEEDS

We will not receive proceeds from the sale of the common stock offered in this prospectus. The maximum amount we could receive upon exercise of the warrants is $501,100. However, the warrants include a "net exercise" provision where the investors can elect to receive fewer shares upon exercise rather than pay the exercise price in cash. Accordingly, we may not receive significant proceeds from the exercise of the warrants. In addition, as the warrants can be exercised at any time until June 30, 2005 and April 28, 2006 for the $1,030,000 offering and $400,000 offering, respectively, and are exercisable at the option of the holder, we cannot predict when we might receive any cash proceeds. Any amount we do receive will be used for general working capital purposes.


                          PRICE RANGE OF COMMON STOCK

  Our common stock is traded on the over-the-counter market on the electronic bulletin board under the symbol "UROG." Our common stock began trading on February 13, 1998, upon the lapse of the prohibition on transfers imposed at the time the common stock was first distributed. The following table shows for the periods indicated the high and low closing prices for the common stock:


                                                                                               High            LOW
--------------------------------------------------------------------------------------------------------------------
FISCAL YEAR ENDED December 31, 1998
       First Quarter                                                                               $2.25          $0.22
       Second Quarter                                                                              $1.25          $0.31
       Third Quarter                                                                               $1.00          $0.38
       Fourth Quarter                                                                              $0.50          $0.31
FISCAL YEAR ENDED December 31, 1999
       First Quarter                                                                               $0.40          $0.31
       Second Quarter                                                                              $0.33          $0.27
       Third Quarter                                                                               $0.33          $0.13
       Fourth Quarter (through December 10, 1999)                                                  $0.38          $0.25

     On December 10, 1999, the last reported sale price of the common stock as reported on the over-the-counter market was $0.38 per share. As of December 10, 1999, there were approximately 1,000 holders of record of Common Stock.


                                DIVIDEND POLICY

     We have never paid any cash dividends on our common stock to date. We currently anticipates that we will retain all future earnings, if any, to fund the development and growth of our business and do not anticipate paying any cash dividends for at least the next five years, if ever.

                                CAPITALIZATION

     The following table sets forth our actual capitalization as of September 30, 1999. We will not receive proceeds from this offering, therefore, there is no change to the capitalization of the Company due to this offering. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and Notes thereto included elsewhere in this prospectus.

                                                                 September 30,
                                                                     1999
                                                                (in thousands)
                                                                --------------
Advance from related party                                         $  3,392

Capital lease obligation, net of current position                        75

Stockholders' deficit

   Preferred Stock - $0.01 par value; 5,000,000 shares
    authorized; issued and outstanding                                    -

   Common Stock - $0.001 par value; 40,000,000 shares
    authorized;  12,097,999 issued and outstanding                       12

   Additional paid-in capital                                         9,268

   Deficit accumulated during development stage                     (11,425)
                                                                   --------

        Total stockholders' deficit                                $ (2,145)
                                                                   --------

        Total capitalization                                       $  1,322
                                                                   ========

(1)  The number of shares of common stock issued and outstanding above excludes:

     . 3,286,183 shares subject to outstanding options at a weighted average exercise price of $0.28 as of September 30, 1999.

     . 2,329,166 shares issuable upon exercise of outstanding warrants, of which 1,879,166 are being registered by this prospectus, at a weighted average exercise price of $0.38 per share as of September 30, 1999.


     . An aggregate of 1,791,485 shares available for future issuance under our stock option plans.

See "Description of Capital Stock" and Notes to the Financial statements.

                     SELECTED CONSOLIDATED FINANCIAL DATA


     The following selected historical financial data of UroGen Corp., and UroGen's predecessor divisions of Medstone reflect UroGen's operating results as a stand-alone entity during 1996, 1997, 1998 and the first nine months of 1999, and UroGen's historical operation as divisions of Medstone for the prior periods. The financial data as of September 30, 1999 and for the periods ended September 30, 1999 and 1998 and for the period from July 1, 1991, our inception, to September 30, 1999 have been derived from unaudited financial statements of the Company. In the opinion of management, such unaudited financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation. The financial data as of December 31, 1998 and 1997 and for each of the years in the three-year period ended December 31, 1998 have been derived from the audited financial statements of UroGen Corp. included elsewhere in this prospectus. The financial data for all other periods and dates have been derived from audited financial statements of the UroGen divisions of Medstone which are not included in this prospectus. The data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements, related notes and other financial information included in this prospectus.

                                                                                                                 Period from
                                                                                          Six Months            July 1, 1991
                                                                                            ended              (inception) To
                                                   Year ended December 31,               September 30,          September 30,
                                        ------------------------------------------------  ------------------   --------------
                                          1998      1997      1996      1995      1994      1999      1998          1999
                                        --------  --------  --------  --------  --------  --------  --------   --------------
                                                        (in thousands, except per share data)
Statement of Operations Data:
 Net revenues.........................   $   192   $   194  $      -  $      -  $      -  $     67   $   192        $     909
                                         -------   -------  --------  --------  --------  --------   -------        ---------
 Costs and expenses:
    Cost of sales                              -         -         -         -         -         -         -              822
    Research and development..........     1,916       346       384        75       165     1,862     1,177            7,296
    General and administrative........       487       151       174         -       233       591       299            1,940
    Write-off of acquired in-process
        technology....................     5,455         -         -         -         -         -     3,430            5,455
                                         -------   -------  --------  --------  --------  --------   -------        ---------
          Total costs and expenses....     7,858       497        22         5        98     2,453     4,906           15,513
                                         -------   -------  --------  --------  --------  --------   -------        ---------
    Income from operations............    (7,666)     (303)     (522)      (75)     (398)   (2,386)   (4,714)         (14,604)

  Other income........................         -         -        64         -         -         1                         65
  Interest expense....................      (306)        -         -         -         -      (349)     (171)            (655)
  Interest income.....................        10         4        14         -         -        15         3               44
                                         -------   -------  --------  --------  --------  --------   -------        ---------
  Net loss............................   $(7,962)  $  (299) $   (444) $    (75) $   (398) $ (2,719)   (4,881)       $ (15,150)
                                         =======   =======  ========  ========  ========  ========   =======        =========

Net loss per share....................   $ (1.00)  $  0.04) $  (0.07)      N/A       N/A  $  (0.27)  $ (0.65)
                                         =======   =======  ========                      ========   =======
Weighted average shares outstanding...     7,997     7,311     5,980       N/A       N/A    10,237     7,537
                                         =======   =======  ========                      ========   =======


                                                                           December 31,                         September 30,
                                                       ------------------------------------------------------   -------------
                                                       1998        1997         1996         1995        1994       1999
                                                       ----        ----         ----         ----        ----    ------------
Balance Sheet Data:
Working capital..................................      $(1,274)       5          235            1           -      $  (777)
Total assets.....................................        1,098       77          253          163         201        1,877
Long-term debt, net of current portion...........        1,044        -            -            -           -        3,467
Stockholders' deficit............................       (1,934)       9          237          163         201       (2,145)

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     This prospectus contains forward-looking statements that involve risks and uncertainties. The statements contained in this prospectus that are not purely historical are forward-looking statements including without limitation statements regarding our expectations, beliefs, intentions or strategies regarding the future. All forward-looking statements included in this document are based on information available to us on the date hereof, and we assume no obligation to update any such forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth below, under "Risk Factors" and elsewhere in this prospectus.

OVERVIEW

     UroGen commenced operations as a stand-alone entity in January 1996 and has been in the development stage since inception. Our original mission was to develop products to treat diseases in urology, with a particular interest in prostate cancer. We had licensed technology that uses the IL-3 gene to treat several types of cancer, but did not have technology to deliver the gene. On July 8, 1998, we entered into an agreement with Baxter Healthcare Corporation in which we acquired the exclusive rights to gene delivery technologies and laboratory equipment. The gene delivery technology will be used to enhance our existing technology and to develop products to deliver other genes. We believe that the gene delivery technology provides a higher level of expression of the gene being delivered compared to other gene therapy approaches. Prior to our license of the technology, Baxter had been developing this technology for the treatment of hemophilia and cancer and has continued to fund the development of our Factor VIII product for hemophilia. See "Certain Relationships and Related Transactions-Baxter Agreements".

     In exchange for the exclusive license to the gene delivery technology and equipment, we issued 1,841,219 shares of common stock and 5,830 shares of Series A preferred stock to Baxter. The assets acquired from Baxter were valued based on the fair market value of our common stock on the date of the agreement. We obtained an appraisal of the value of the equipment acquired. Based upon the very early stage of development of the technology, the value of the technology was charged to acquired in-process technology.

     Our current activities consist of the development of the gene transfer system in our Factor VIII Mini-Ad product for hemophilia. If we are successful in raising sufficient capital, we plan to develop the system for our Tumor Killing IL-3 product to treat prostate cancer. We expect to incur increasing research and development expenditures as we focus our efforts on further development of these products. We expect no significant revenues and to incur significant operating losses for at least the next five years.

RECENT EVENTS

  In April 1999, we received $400,000 from the sale of unsecured convertible notes payable. These notes bore interest at 8% per annum and were due on March 30, 2000, unless previously converted. The notes were convertible, at the option of the holder, into common stock at $0.30 per share, and automatically converted into common stock immediately prior to the filing of any registration statement to register the resale of the underlying shares. The filing of the registration statement of which this prospectus is a part caused a conversion, resulting in the issuance of 1,333,333 shares of common stock. The filing also caused the automatic conversion of $1,030,000 of notes issued in July 1998 into 1,030,000 shares of common stock. In addition, the interest accrued on both series of notes converted into 97,478 shares of common stock.

  In addition, each note holder received a warrant to purchase the same number of shares of common stock as his or her notes converted into. The warrants are exerciseable for seven years from issuance and have an exercise price of $0.30 per share.

  In April 1999, the United States Patent and Trademark Office issued a patent to another company for an adenoviral vector technology. Although we do not believe that our technology infringes upon any valid claim of this patent, there can be no assurances that our position would be sustained if challenged. Such a conflict could also result in a significant reduction of the coverage in our patents, if issued. In addition, we may be required to obtain licenses to this patent or to develop or obtain alternative technology. If a license is required, there can be no assurances that we will be able to obtain such a license, or that if we do, that it will be on commercially favorable terms.

RESULTS OF OPERATIONS

Revenues

  UroGen has generated revenues to date of $908,581 from contract research agreements and grants. Total revenues for the years ended December 31, 1996, 1997 and 1998 and these nine months ended September 30, 1998 and 1999 were $192,300, $193,500 none, $192,300 and $67,201, respectively. We anticipate seeking additional research agreements and grants to help fund research and development efforts; however, we do not expect that contract research will result in significant revenues in the future. We do not anticipate revenues from products for at least four years. Product revenues are dependent on the success of our clinical trials. See "Risk Factors - we face risks and uncertainties related to conducting clinical trials".

Research and development and acquired in-process technology

  Research and development expenses and acquired in-process technology charges during the years ended December 31, 1996, 1997 and 1998 and the nine months ended September 30, 1998 and 1999 were $347,698, $345,592, $7,371,053,
$4,606,380 and $1,861,892, respectively. Research and development expenses during 1996, 1997 and through June 30, 1998 consisted primarily of payments to consultants who were performing research and to fees related to technology licenses and patent applications. Following consummation of the Baxter transaction on July 8, 1998, research and development costs were expanded to include the costs of the hemophilia and cancer programs acquired from Baxter, but which were continued at Baxter until the employees and tangible assets involved were moved to our facilities in October 1998. Additionally, the technology acquired from Baxter valued at $5,455,505 was charged to acquired in-process technology due to the early stage of development. We estimate that it will take five more years and approximately $30 million dollars to complete the development of the Factor VIII product and obtain regulatory approvals, if we are able to obtain approvals. See "Risk Factors - We face risks and uncertainties related to conducting clinical trials. If the clinical trials are not successful, we will incur additional expense and our potential products may not be approved for sale."

  We anticipate increasing research and development expenditures in the future as we conduct preclinical and clinical testing necessary to bring our products to market and to establish manufacturing and marketing capabilities. We are currently in the process of developing a facility to manufacture the materials for Phase I and Phase II clinical trials for our hemophilia product. We estimate that the costs to develop the facility and manufacture materials for Phase I clinical trials will be approximately $4.4 million dollars, which will be funded by Baxter under the developmental collaboration agreement. We are unable to estimate the costs to develop manufacturing facilities for Phase III clinical trials and for commercial quantities of our potential products and the costs to develop marketing capabilities, because we have not determined whether we will build these capabilities within the company or enter into collaborative arrangement with others to perform these functions.

General and administrative expenses

  General and administrative expenses during the years ended December 31, 1996, 1997 and 1998 and the nine months ended September 30, 1998 and 1999 were $174,472, $151,315, $487,501, $299,501 and $591,777, respectively. General and administrative expenses include the costs of our administrative personnel and consultants, office lease expenses and other overhead costs, including legal and accounting costs. General and administrative expenses have increased as the level of our operations has increased and we expect general and administrative expenses to continue to increase to support our increasing research and development activities.

LIQUIDITY AND CAPITAL RESOURCES

  The following discussion compares activity for the nine months ended September 30, 1999 to the year ended December 31, 1998 because comparison to the nine months ended September 30, 1998 is not considered to be appropriate due to changes in operations resulting from the consummation of the Baxter transaction on July 8, 1998. Net cash used by operating activities was $642,511 during the year ended December 31, 1998 and $2,915,335 during the nine months ended September 30, 1999. Net cash used by operating activities consists primarily of UroGen's net loss increased by non-cash expenses, such as the write-off of in-process technology acquired with stock, expenses paid through advances from Baxter and amortization of debt discount. Net cash used by investing activities of $63,493 during 1998 and $65,048 for the nine months ended September 30, 1999 consists of the purchase of furniture and equipment. Net cash provided by financing activities of $946,634 during 1998 consists of proceeds from the notes payable, proceeds from additional notes payable described below of $1,030,000 offset by expenses paid to raise capital. Net cash provided by financing activities for the nine months ended September 30, 1999 of $3,823,399 consists primarily of amounts received from Baxter for development of the hemophilia product, proceeds from additional notes payable described below and repayment of a note receivable from a stockholder.

     UroGen's future capital requirements will depend on many factors, including scientific progress in our research and development programs, our ability to establish collaborative arrangements with others for drug development, progress with preclinical and clinical trials, the time and costs involved in obtaining regulatory approvals and effective commercialization activities. Medstone funded all of UroGen's operations from July 1, 1991, our inception, through and ending with a $500,000 capital contribution of cash on February 9, 1996. In July 1998, we completed an offering of 8% Convertible Subordinated Notes due June 30, 1999, which raised $1,030,000. In April 1999, we completed another offering of Convertible Subordinated Notes due March 31, 2000, which raised $400,000. UroGen has incurred net losses of $15,150,520 since its inception and has never been profitable during its existence. We expect to incur significant additional operating losses over the next several years as our research and development efforts expand. Our ability to achieve profitability depends upon our ability, alone or with others, to successfully complete development of products, obtain required regulatory approvals and manufacture and market products. We may not be successful and we may never attain significant revenues or profitability. Our operations to date have consumed substantial amounts of cash. The negative cash flow from operations is expected to continue and to accelerate in the foreseeable future. The development of our products will require a commitment of substantial funds to conduct the costly and time-consuming research, preclinical and clinical testing necessary to bring our products to market and to establish manufacturing and marketing capabilities.

   Under the terms of our Developmental Collaboration Agreement and Credit Agreements with Baxter (See "Certain Relationships and Related Transactions Baxter Transactions"), Baxter is required to provide funding for development of the hemophilia product until we commence a Phase I clinical trial for the hemophilia product, at which time a milestone payment of $2,000,000 is due from Baxter. The funding under the Developmental Collaboration Agreement provided by Baxter is in the form of a note payable, which can be converted to Series B Preferred Stock at our option on December 31 of each year of the agreement. The $2,000,000 milestone payment is in the form of a purchase of Series C preferred stock.

   We have a commitment from Baxter for $400,000 in additional capital through the sale of preferred stock and warrants. We anticipate our existing capital resources, including funds received from Baxter under the Developmental Collaboration Agreement, coupled with the commitment for an additional $400,000 in capital, will enable us to maintain our current and planned operations through October 2000. Accordingly, we will need to raise substantial additional capital to fund our operations. We intend to seek such additional funding either through collaborative arrangements or through public or private equity or debt financings. Additional financing may not be available on acceptable terms or at all. If adequate funds are not available, we may be required to delay or reduce the scope of our operations or to obtain funds through arrangements with collaborative partners or others that may require us to relinquish rights we may have.

   Our independent auditors have issued their report on our financial statements. This report contains an explanatory paragraph which expresses substantial doubt regarding our ability to continue as a going concern based on certain existing conditions. Successful completion of our development program and the transition, ultimately, to attaining profitable operations are dependent upon obtaining additional financing adequate to fund our research and development activities, and achieving a level of revenues adequate to support our cost structure.

TECHNOLOGY LICENSES

  UroGen entered into a license agreement with The Immune Response Corporation in March 1997, which was subsequently amended in January 1999, whereby we licensed from IRC tumor radiosensitization gene therapy technology. Under the IRC License, UroGen is obligated to make a milestone payment to IRC of $200,000 upon the approval by the Food and Drug Administration or the governing health authority of any other country of UroGen's first product related to the technology licensed from IRC. This fee can be offset against future royalty payments. UroGen is obligated to pay royalties on its net sales revenue and a percentage of all revenues received from sublicenses relating to the licensed technology. Additionally, UroGen agreed in the January 1999 amendment to reimburse IRC for past patent expenses relating to the licensed technology in the amount of $59,400, which amount is payable during 1999.

  In November 1997, UroGen entered into a license agreement with Dr. Daniel Mucola and Sidney Kimmel Cancer Center under which we obtained an exclusive right to technology which makes cancer cells more vulnerable to many existing therapies. UroGen is obligated to pay royalties on its net sales revenues and a percentage of revenues from sublicenses relating the technology. Additionally, UroGen is required to pay minimum annual royalties of $30,000 for the duration of the agreement. The minimum annual royalties may be credited against royalties based on revenues for that year. If there are no revenue-based royalties to offset the annual royalty, one-half of the minimum annual royalty may be carried forward to offset royalties for the following year. In addition, within thirty days of UroGen entering into an agreement with a corporate partner or strategic alliance relationship related to this technology, UroGen must pay a minimum of $12,500 per month to SKCC fund additional research. The license ends when the patents to the related technology expire.

     In September 1996, UroGen entered into a license agreement with the Regents of the University of California to license rights to patents in the field of diagnosis of cancer using very sensitive molecular biology techniques that detect the presence of cancer cells. We are required to pay an annual license maintenance fee of $10,000 until we start selling licensed product. We are also required to pay milestone fees of $25,000 upon filing an Investigative Device Exemption Application on a licensed product or method with the Food and Drug Administration and $50,000 upon marketing approval of a licensed product or method by the FDA. UroGen must also pay to the UC Regents royalties on its net sales revenues of licensed products or royalties from sublicenses. A minimum annual royalty of $50,000 is payable beginning with the year of first commercial sale of licensed product, but no later than the fifth year of the agreement. The minimum annual royalty may be credited against revenue-based royalties due for the year in which the annual minimum payment was made.

YEAR 2000 COMPLIANCE

  The Year 2000 issue refers to the inability of a date-sensitive computer program to recognize a two-digit date field designated as "00" as the year 2000. Mistaking "00" for 1900 could result in a system failure or miscalculations causing disruptions to operations, an inability to process transactions or an inability to engage in other normal business activities.

  We are in the process of addressing the Year 2000 issue. The majority of our systems are either new or have been recently upgraded with upgrades including Year 2000 compliance. These upgrades have cost approximately $1,500 to date. We do not engage in significant electronic interfaces with third parties. We have inquired about Year 2000 compliance with all of our significant service providers, our significant vendors and with Baxter, and have received satisfactory responses. Failure on the part of third parties with which we do business to be Year 2000 compliant could impact their operations, which would, in turn, affect our operations. Additionally, we have assessed all of our critical equipment to determine whether our equipment contains embedded chip, and have determined that all of our critical internal equipment is compliant. The most reasonably likely worse case scenario resulting from the Year 2000 issue is a delay in operations while third parties provide data retrieval and temperature regulation functions. We expect to have a contingency plan in place for Year 2000 issues by October 1999.

  We anticipate that the amount we will spend to modify or replace software and equipment in order to remediate the Year 2000 issue should not have a material effect on UroGen's liquidity or results of operations. We do not have a large number of systems or equipment with embedded chips that are vulnerable to Year 2000 issues.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

  At June 30, 1999, our cash and cash equivalents were invested in liquid checking and money market accounts, which do not change in value if interest rates change. Accordingly, an immediate 10% change in interest rates would not have an impact on our financial condition or results of operations.

  We do not conduct business with foreign entities, and does not have any foreign exchange risk.

                            GENE THERAPY TECHNOLOGY

  UroGen's business is based on the technology described in this section. For a complete discussion of UroGen's business, see the Business section below.

  Gene therapy is a technology that uses genetic materials as therapeutic agents to treat various diseases. Gene therapy seeks to restore or correct defective gene functions or to enhance normal gene activity. Gene therapy involves two major components: the genetic material needed to treat the disease and the system to deliver this material to the therapeutic site.

  An essential requirement of gene therapy is a suitable delivery system for introducing therapeutic genes. The two major approaches that have been used to deliver genes are viral and non-viral delivery systems, called vectors. Different disease targets and routes of administration generally require delivery systems with differing characteristics. Viral delivery systems are generally more efficient than non-viral systems.

  Adenoviral vectors, derived from a common cold virus, are one of the most common vectors being used today. Adenoviral vectors can infect and express genes in non-dividing as well as dividing cells. Therefore, adenoviral vectors can deliver genes to a wide variety of cells and tissues. UroGen has developed improved adenoviral gene delivery systems for therapeutic applications.

                                   BUSINESS

  UroGen Corp. is focused on the development of innovative gene therapy products for the treatment of hemophilia, cancer and other genetic disorders.

  UroGen's gene delivery systems are derived from a type of cold virus termed an adenovirus that we believe provides superior gene transfer efficiency and expression compared to other gene therapy approaches. The gene transfer system has been engineered to remove the original adenovirus genes which are then replaced with therapeutic genes. These genetically engineered therapeutic viruses contain less than 3% of the original adenovirus. We believe that removal of unwanted adenoviral genes permits increased gene transfer capacity with a higher level of gene expression and improved safety compared to standard gene transfer systems. Because these therapeutic viruses are engineered to minimize the presence of adenoviral gene parts, they are termed "Mini-Ad" viruses. These Mini-Ad viruses retain the ability to infect cells and the efficient gene transfer characteristics of the original adenoviruses. We believe our gene transfer and expression systems will advance the capabilities of gene therapy for disease management, providing what we believe to be efficient gene transfer and long term gene expression desired for clinical applications.

  The initial focus of our research and development efforts will be the generation of products for the treatment of hemophilia and prostate cancer. Two gene therapy products are under development: 1) Factor VIII Mini-Ad Vector for the treatment of hemophilia; 2) Complementary Oncolytic Interleukin-3 (IL-3) Adenoviral Vectors for the treatment of prostate cancer. The Factor VIII Mini-Ad Vector for hemophilia is expected to provide a greater duration of active Factor VIII function, which is the protein that prevents the chronic bleeding and joint damage characteristic of this disorder. The IL-3 Adenoviral product is comprised of a mixture of two adenoviruses which complement each other resulting in viral replication and propagation only in target tissues, leading to tumor cell destruction, radiation sensitization and anti-tumor immune responses for the treatment of prostate cancer.

RESEARCH AND DEVELOPMENT

The Mini-Ad System

         The Mini-Ad system is an adenoviral gene delivery system. The system is derived from a type of cold virus called an adenovirus. The adenovirus has been engineered to remove the original virus genes that are replaced with therapeutic genes. These genetically engineered viruses contain less than 3% of the original adenovirus. We believe that the removal of the majority of the unwanted adenoviral genes permits increased ability to transfer the therapeutic genes and permits a high level of expression of the therapeutic genes.

Factor VIII Mini-Ad Vector for Hemophilia A / Liver Directed GeneTherapy

         Hemophilia is a bleeding disorder caused by abnormalities in the gene that produces the protein controlling blood clotting, which is called Factor
VIII. Factor VIII is normally produced in the liver. The ease of delivery and affinity of adenoviruses for the liver makes adenoviral-based therapies a logical delivery system to deliver Factor VIII genes. Intravenous injection of adenoviruses results in delivery of the virus to liver cells. The first Mini-Ad product under development is for the delivery of the Factor VIII gene for the treatment of hemophilia A. As the liver is one of the major organs for natural Factor VIII production, the virus has been engineered to increase Factor VIII production in this organ. In studies which have been performed on normal and hemophiliac mice, intravenous injection of this Mini-Ad vector resulted in Factor VIII concentrations that are twenty to thirty times the level necessary to prevent bleeding.

         Our Developmental Collaboration Agreement with Baxter Healthcare Corporation provides for Baxter to fund the development of the Factor VIII Mini-Ad product until we treat the first patient in the Phase I clinical trial, at which time Baxter is required to make a milestone payment of $2 million to maintain their distribution rights. Baxter will receive Series C preferred stock for the $2 million milestone payment. Baxter is required to make additional milestone payments if we begin Phase III clinical trials and if we obtain FDA approval on the Factor VIII product (see Certain Relationships and Related Transactions").



         We believe that there may be additional product opportunities for this liver directed gene delivery technology. Diseases resulting from abnormal function or biochemistry of the liver are among the leading causes of sickness and death. There are several common genetic liver diseases for which effective gene therapy to replace defective genes would replace current conventional therapies, which are either cumbersome or not very effective.

Tumor Killing  IL-3 Viral Vector for Prostate Cancer

         Cancer of the prostate gland is the most common cancer among men. It currently occurs in approximately one in six men and has an annual incidence in the United States of 187,000 new cases. Our tumor killing IL-3 gene delivery vector has demonstrated intrinsic anti-tumor killing activity in animal models. In addition, we believe the product will result in expression of the IL-3 gene, which sensitizes tumors to the effects of radiation, providing improved treatment of disease within the prostate, and simultaneously generating anti-tumor immunity capable of destroying cancerous lesions. We believe that a significant advantage of our tumor killing IL-3 viral vector product may be its ability to have anti-tumor activity, while sensitizing tumors to the effects of standard cancer therapies. These multiple modes of action may have benefits in the treatment of prostate cancer and other tumors. Successful treatment of prostate cancer requires complete eradication of tumors within the prostate and the elimination of undetected tumor cells, which have migrated from the prostate in approximately fifty percent of patients at the time of initial diagnosis. Our first tumor killing IL-3 viral vector product is designed to be injected into tumors and administered in combination with radiation for the treatment of prostate cancer.

The tumor killing IL-3 viral product is comprised of a mixture of two adenoviruses that complement each other to permit viral replication that kills tumor cells. In this system, one virus contains certain viral genes that are only active in prostate cells, and the second virus contains the remainder of the viral genes necessary for the virus to replicate. The viruses complement each other, resulting in viral replication and propagation in tumor tissues leading to tumor cell killing. Adenoviruses kill the cells in which they replicate. Importantly, we believe the controlled virus can be engineered to carry and express additional therapeutic genes such as IL-3.

  Preliminary studies with vectors incorporating a prostate specific antigen (PSA) promoter have cured prostate tumors in animal models following injection into tumors.



  Our viruses may be further engineered to express therapeutic genes that can enhance anti-tumor immunity. We have demonstrated that IL-3 gene therapy sensitizes tumors to the effects of radiation and stimulates anti-tumor immune responses capable of eradicating tumor cells. In animal tumor models, the combination of IL-3 gene therapy with radiotherapy was synergistic resulting in enhanced efficacy of local radiotherapy and generating anti-tumor immunity. We used IL-3 gene transfer into mouse tumors as a model in these studies. The tumors injected with IL-3 were more sensitive than unmodified tumors to irradiation, and after radiation therapy they developed anti-tumor immune responses. In this study, radiation caused unmodified tumors to regress only temporarily, and then began progressing again after 10 days. In contrast, IL-3 gene modified tumors continued to regress after irradiation and complete tumor remission was achieved. These cured mice developed immunity to unmodified tumor and were resistant to injection with unmodified tumor cells three months later in five out of five animals tested. The dose of tumor cells studied caused tumors in one hundred percent of non-immunized animals.


  We believe our multiple-activity tumor killing, radiation sensitizing, and immune therapy approach is well suited for the treatment of prostate cancer, which requires elimination of tumors both within the prostate and at distant sites where the tumor has spread.

  Approximately 79% of UroGen's employees are engaged in research and development. During the years ended December 31, 1998, 1997 and 1996, we spent approximately $1,915,548, before the non-cash write-off of acquired in-process technology, $346,000 and $348,000, respectively, for research and development.


Manufacturing

  We are currently in the process of developing a manufacturing facility to produce materials for clinical trials for our hemophilia product. We have retained consultants with experience in designing, construction and completing validation for manufacturing operations which comply with the FDA's Good Manufacturing Practices regulations. We have entered into a facility lease for the manufacturing operations and are in the process of completing the necessary improvements. We expect that construction will be completed in November 1999 and that the validation of the manufacturing operations will be completed in December 1999.

  We have not yet determined whether we will establish relationships with third party manufacturers or establish expanded facilities for future manufacturing needs. Commercial-scale manufacturing will require significant improvements in our current manufacturing techniques, as well as rigorous process controls. Companies often encounter manufacturing difficulties during the course of implementing processes for commercial manufacturing including:

 .  Problems involving production yields;
 .  quality control and assurance; and
 .  shortages of qualified personnel

  Manufacturing facilities will be required to be registered with the FDA and will be subject to inspections confirming compliance with the FDA's Good Manufacturing Practices regulations. We cannot be sure that we will be able to produce clinical or commercial quantities of our potential products in compliance with application regulations or at an acceptable cost.

  If we decide to establish relationships with third parties to manufacture our potential products, we will be dependent on these third parties, which may adversely affect our profit margins and our ability to develop and commercialize products on a timely and competitive basis. Further, manufacturing or quality control problems may arise and third party manufacturers may not be able to maintain the necessary governmental licenses and approvals to continue manufacturing our potential products. If we fail to establish relationships with third parties for our manufacturing requirements on commercially acceptable terms, we would be required to develop our own manufacturing facility, which would require a significant amount of time and financial resources. See "Risk Factors - Our management has limited manufacturing experience"

Patents and Licenses

  We believe that patent and trade secret protection is important to our business and that our future will depend, in part, on our ability to maintain our technology licenses, protect our own trade secrets, secure additional patents and operate without infringing the proprietary rights of others. UroGen currently holds exclusive rights to one issued United States patent which expires in 2010, and several other pending patent applications that relate to genetic therapies and molecular diagnostics.

  We have filed a series of United States and foreign patent applications for the Mini-Ad and Tumor Killing Vector systems. These applications cover all fields of use for the Mini-Ad system. We have obtained from the Immune Response Corporation exclusive world-wide rights to a patent application covering the use of cytokines like IL-3 used in combination with radiation for enhancing the effects of radiation and stimulating anti-tumor immunity in the treatment of certain cancers.

  The pharmaceutical and biotechnology fields are characterized by a large number of patent filings. A substantial number of patents have already been issued to other pharmaceutical and biotechnology companies. Research has been conducted for many years in the gene therapy field by pharmaceutical and biotechnology companies and other organizations. Competitors may have filed applications for or have been issued patents and may obtain additional patents and proprietary rights related to products or processes competitive with or similar to ours. Patents applications are maintained in secrecy for a period after filing. Publication of discoveries in the scientific or patent literature tends to lag behind actual discoveries and the filing of related patent applications. We may not be aware of all of the patents potentially adverse to UroGen's interest that may have been issued to other companies, research or academic institutions, or others. No assurances can be given that these patents do not contain claims relating to UroGen's technology.

  To date, no consistent policy has emerged regarding the breadth of claims allowed in pharmaceutical and biotechnology patents. If patents have been or are issued to others containing preclusive or conflicting claims, and these claims are ultimately determined to be valid, we may be required to obtain licenses to one or more of these patents or to develop or obtain alternative technology. We believe that our current and proposed activities do not infringe on any patents that would be determined to be valid. We can not assure you that patents do not exist in the United States or in other countries or that patents will not be issued to third parties that contain preclusive or conflicting claims with respect to any of UroGen's technologies. Commercialization of UroGen's proposed products may require licensing and/or cross-licensing of one or more patents with other organizations in the field. We can not assure you that the licenses that might be required for UroGen's processes or products would be available on commercially acceptable terms, if at all.

  UroGen's breach of an existing license or failure to obtain a license to technology required to commercialize its product candidates may have a material adverse effect on our business, financial condition and results of operations, Litigation, which could result in substantial cost, may also be necessary to enforce any patents issued to UroGen or to determine the scope and validity of third-party proprietary rights. If our competitors prepare and file patent applications in the United States that claim technology also claimed by us, we may have to participate in interference proceedings declared by the United Stated Patent and Trademark Office to determine the priority of invention, which could result in substantial cost, even if the eventual outcome is favorable to us. An adverse outcome could subject UroGen to significant liabilities to third parties and require us to license disputed rights from third parties or to cease using such technology.

  UroGen also relies on trade secrets to protect our technology, especially where patent protection is not believed to be appropriate or obtainable. We protect our proprietary technology and processes, in part, by confidentiality agreements with our employees, consultants and collaborators. We can not assure you that these agreements will not be breached, that we would have adequate remedies for any breach, or that UroGen's trade secrets or those of its collaborators or contractors will not otherwise become known or be discovered independently by competitors.

  Patents issued and patent applications filed internationally relating to gene therapy are numerous and we cannot assure you that current and potential competitors or other third parties have not filed or received or will not file or receive applications in the future for, patents or obtain additional proprietary rights relating to products or processes used or proposed to be used by UroGen.

  Additionally, there is certain subject matter which is patentable in the United States but not generally patentable outside of the United States. Differences in what constitutes patentable subject matter in various countries may limit the protection we can obtain on some of our inventions outside of the United States. For example, methods of treating humans are not patentable in many countries outside of the United States. These and-or other issues may prevent UroGen from obtaining patent protection outside of the United States which would have a material adverse effect on our business, financial condition and results of operations.

Government Regulation

  The production and marketing of our proposed products and our research and development activities are subject to regulation for safety, effectiveness and quality by numerous governmental authorities in the United States and other countries. In the United States, drugs are subject to rigorous FDA regulations. The Federal Food, Drug, and Cosmetic Act, as amended, the regulations promulgated thereunder, and other federal and state statutes and regulations govern, among other things, the testing, manufacture, safety, effectiveness, labeling, storage, record keeping, advertising and promotion of our products. Product development and approval within this regulatory framework take a number of years and involve the expenditure of substantial resources.

  The steps required before our proposed products may be marketed in the United States include:

 . preclinical laboratory tests, in vivo preclinical studies and formulation studies,

 . the submission to the FDA of an Initial New Drug application for human clinical testing, which must become effective before human clinical trials commence,

 . adequate and well-controlled human clinical trials to establish the safety and effectiveness of the drug,

 . the submission to the FDA of a Product License Application (for a biologic) or a New Drug Application (for a drug), and

 . the FDA approval of the Product License Application or New Drug Application prior to any commercial sale or shipment of the drug.

  In addition to obtaining FDA approval for each product and indication, each domestic manufacturing establishment must be registered with, and approved by, the FDA. Domestic manufacturing establishments are subject to biennial inspections by the FDA and must comply with the FDA's good manufacturing practices for both drugs and devices. To supply products for use in the United States, foreign manufacturing establishments, including third party facilities, must comply with the FDA's good manufacturing practices and are subject to periodic inspection by the FDA or by corresponding regulatory agencies in countries under reciprocal agreements with the FDA. In addition to FDA regulation, we are is also subject to a variety of additional governmental regulations under the Occupational Safety and Health Act, the Environmental Protection Act, the Toxic Substances Control Act, the Energy Reorganization Act of 1974, the Resource Conservation and Recovery Act and other current and future federal, state and local regulations.

  Preclinical tests include laboratory evaluation of product chemistry and formulation, as well as animal studies to assess the potential safety and effectiveness of the product. Compounds must be adequately manufactured and preclinical safety tests must be conducted by laboratories that comply with FDA good laboratory practices regulations. The results of the preclinical tests are submitted to the FDA as part of an Initial New Drug application and are reviewed by the FDA prior to the commencement of human clinical trials. There can be no assurance that submission of an Initial New Drug application will result in FDA authorization to commence clinical trials.

  Clinical trials involve the administration of the investigational new drug to healthy volunteers or to patients, under the supervision of qualified principal investigators. Clinical trials must be conducted in accordance with the FDA's good clinical practices under protocols that detail the objectives of the study, the parameters to be used to monitor safety and the effectiveness criteria to be evaluated. Each protocol must be submitted to the FDA for clearance as part of the Initial New Drug application. Further, each clinical trial must be conducted under the auspices of an independent Institutional Review Board ("IRB") at the institution at which the trial will be conducted. The Institutional Review Board will consider, among other things, ethical factors, the safety of human subjects, informed consent and the possible liability of the institution.

  Clinical trials are typically conducted in three sequential phases, but the phases often overlap. In Phase I, the initial introduction of the drug into healthy subjects or patients, the drug is tested for safety (adverse effects), dosage tolerance, absorption, distribution, metabolism, excretion and pharmacodynamics (clinical pharmacology). Phase II involves studies in a limited patient population to

     . determine the effectiveness of the drug for specific, targeted indications,

     .  determine dosage tolerance and optional dosage and

     .  identify possible adverse effects and safety risks.

  When a compound is found to be effective and to have an acceptable safety profile in Phase II evaluations, Phase III trials are undertaken to further evaluate clinical effectiveness and to further test for safety within an expanded patient population at geographically dispersed clinical study sites. Phase I, Phase II or Phase III testing may not be completed within any specific time period, if at all, with respect to any of our products. Furthermore, we or the FDA may suspend clinical trials at any time if it is believed that the patients are being exposed to an unacceptable health risk.

  Among other things, the results of the preclinical and clinical studies, along with manufacturing information, are submitted to the FDA in the form of a Product License Application or a New Drug Application for approval of the marketing and commercial shipment of the drug. Upon accepting a company's marketing approval applications, the FDA generally convenes an Advisory Committee to review clinical trial results and make a non-binding recommendation concerning the drug's approval. After considering the Advisory Committee recommendation and other information, the FDA may or may not issue an approval letter. This letter sets out the specific terms and conditions that the company must satisfy in order to receive final approval to market. The testing and approval process is likely to require substantial time and effort and there can be no assurance that any approval will be granted on a timely basis, if at all. The FDA may deny a Product License Application or an New Drug Application if applicable regulatory criteria are not satisfied, require additional testing or information, or require postmarketing testing and surveillance to monitor the safety of the company's products if they do not view the Product License Application or the New Drug Application as containing adequate evidence of the safety and effectiveness of the drug. Notwithstanding the submission of data, the FDA may ultimately decide that the application does not satisfy regulatory criteria for approval. Moreover, if regulatory approval is granted, such approval will entail limitations on the indicated uses for which it may be marketed. Finally, approvals may be withdrawn if compliance with regulatory standards is not maintained or if problems occur following initial marketing.


  Under the Orphan Drug Act, the FDA may designate drug products as orphan drugs if there is no reasonable expectation of recovery of the costs of research and development from sales in the United States or if these drugs are intended to treat a rare disease or condition, which is defined as a disease or condition that affects less than 200,000 persons in the United States. If certain conditions are met, designation as an orphan drug confers upon the sponsor marketing exclusivity for seven years following FDA approval of the product, meaning that the FDA cannot approve another version of the same product for the same use during the seven-year period. The market exclusivity provision does not, however, prevent the FDA from approving a different orphan drug for the same use or the same orphan drug for a different use. We believe that some of our potential products may qualify for orphan drug designation. Our potential products may not ultimately receive orphan drug designation, or the benefits currently provided by an orphan drug designation may be amended or eliminated. The Orphan Drug Act has been controversial, and many legislative proposals have from time to time been introduced in Congress to modify various aspects of the Orphan Drug Act, particularly the market exclusivity provisions. New legislation may be introduced in the future that may adversely impact the availability or attractiveness of orphan drug status for any of our potential products.

  Among the conditions for FDA approval is the requirement that the prospective manufacturer's quality control and manufacturing procedures conform to good manufacturing practices. In complying with standards set forth in these regulations, manufacturers must continue to expend time, money and effort in the area of production and quality control to ensure full technical compliance. The FDA stringently applies regulatory standards for manufacturing.

  Both of our potential products are in preclinical testing. We anticipate that it will take between five to ten years for both of our potential products to complete clinical trials and, if the trials are successful, be approved by the FDA.

Competition

  The pharmaceutical and biotechnology industries are intensely competitive.
Any product candidate developed by UroGen would compete with existing drugs and therapies and with others under development. There are many pharmaceutical companies, biotechnology companies, public and private universities and research organizations actively engaged in research and development of products for the treatment of hemophilia and prostate cancer. Many of these organizations have financial, technical, manufacturing and marketing resources which are greater than ours. If a competing company develops or acquires rights to a more efficient, more effective, or safer competitive therapy for treatment of the same diseases we have targeted, or one which offers significantly lower costs of treatment, our business, financial condition and results of operations could be materially adversely affected. We believe that the most significant competitive factors in the Gene Therapy Field are the effectiveness and safety of a product due to the relatively early stage of the industry.

  We believe that our product development programs will be subject to significant competition from companies using alternative technologies, as well as to increasing competition from companies that develop and apply technologies similar to ours. Other companies may succeed in developing products earlier than we do, obtaining approvals for such products from the FDA more rapidly than we do or developing products that are safer and more effective than those under development or proposed to be developed by us. We can not assure you that research and development by others will not render our technology or potential products obsolete or non-competitive or result in treatments superior to any therapy developed by us, or that any therapy developed by UroGen will be preferred to any existing or newly developed technologies.

Marketing and Sales

  We entered a Distribution Agreement with Baxter in July 1998. Under the Distribution Agreement, Baxter has the exclusive, worldwide right to market, sell and distribute all products which are developed under the Development Collaboration Agreement with Baxter. It is anticipated that Baxter will fund the development of the hemophilia product and have distribution rights for all hemophilia products. Under the terms of the agreement, UroGen receives a percentage of the revenues generated by Baxter.

  We have no internal sales force and currently plan to enter into additional corporate partnership arrangements under which a corporate partner would fund development of our cancer product and/or other potential products and would have distribution rights for the product funded. See "Risk Factors" for a further discussion of the risks associated with distribution agreements.

Employees


  As of June 30, 1999 UroGen had 17 employees, including 13 in research and development and 4 in finance and administration. Our continued success will depend in large measure on our ability to attract and retain highly skilled employees who are in great demand. None of our employees are represented by a labor union and we believe that our relations with the employees are generally good.

Properties


  UroGen leases approximately 4,800 square feet of office and laboratory space in San Diego, California. The term of the lease expires in May 2000. Additionally, we lease approximately 8,600 square feet of office and laboratory space for our manufacturing operations in San Diego, California. The term of the lease expires in August, 2004. We believe our existing facilities will be sufficient to meet our anticipated operating needs through May 2000.

Legal Proceedings

  UroGen is not a party to any material litigation or legal proceedings.

                                  MANAGEMENT

Directors and Executive Officers

  The names of the directors and executive officers of UroGen, their ages as of December 31, 1998 and certain information about them are set forth below:

    NAME OF DIRECTORS
  AND EXECUTIVE OFFICERS             AGE        PRINCIPAL OCCUPATION
--------------------------           ----       --------------------
Paul D. Quadros                      52         Chairman of the Board of Directors
Robert E. Sobol, M.D.                46         President, Chief Executive Officer and
                                                   Director
Wei-Wei Zhang. M.D, PhD              41         Senior Vice President, Chief
                                                   Scientific Officer and Director
William Raschke, PhD                 52         Vice President
Carin D. Sandvik                     35         Controller, Chief Accounting Officer
                                                   and Corporate Secretary
Peter F. Bernardoni                  39         Director
Ivor Royston, M.D.                   53         Director
Victor W. Schmitt                    50         Director

PAUL D. QUADROS has been Chairman of the Board and our Chief Financial
Officer since August 1998. Prior to that Mr. Quadros had been the President and Chief Executive Officer since April 1997 and prior to that was the Chairman of the Board, Chief Financial Officer and Secretary since our formation in June 1995. From June 1994 to May 1995, Mr. Quadros served as Senior Vice President and Chief Financial Officer of Thermatrix, Inc., a manufacturer of pollution control equipment. Prior to joining Thermatrix, Mr.Quadros was, from January 1985 an officer and from April 1986 a general partner of Technology Funding, a venture capital management organization. From April 1986 through May 1994, Mr. Quadros was a member of Technology Funding's Commitments Committee, serving as its chairman from 1987 to 1990. During his affiliation with Technology Funding he also served as Director of Research and Director of Equity Investments. From 1991 to 1994 Mr. Quadros was chairman of Technology Funding's Medical Investment Committee and was involved in managing Technology Funding's healthcare portfolio. Mr. Quadros currently serves as a director of several private companies and one public company, Cardiac Science, Inc.

  Prior to joining Technology Funding in 1985, Mr. Quadros was Executive Vice President of Amreal Securities Corp., an affiliate of Home Federal Savings and
Loan.   Before joining Amreal in April 1984, Mr. Quadros was a Senior Vice
President of Public Storage, Inc., a national real estate developer. Prior to joining Public Storage in 1981, Mr. Quadros was Assistant Treasurer of The Times Mirror Company, where he served for seven years in several corporate finance positions. Mr. Quadros began his career as a securities analyst and institutional portfolio manager. Mr. Quadros has a B.A. in Finance from California State University at Fullerton and an M.B.A. from the UCLA Graduate School of Management.

  ROBERT E. SOBOL, M.D has been President and Chief Executive Officer since August 1998. Prior to that Dr. Sobol was the Executive Vice President and Chief Operating Officer since July 1996. Dr. Sobol was previously the Director of Clinical Science at Sidney Kimmel Cancer Center, which is affiliated with Sharp HealthCare, one of the largest healthcare providers in San Diego. Dr. Sobol has developed clinical applications of immuno therapy and gene therapy for the treatment of cancer and is a
                                     -27-
founder of several successful biotechnology ventures. He was a founder and Vice President of IDEC Pharmaceuticals Corporation, a publicly traded company developing monoclonal antibody based treatments for cancer and autoimmune disorders. He was also a founder of GeneSys Therapeutics, a gene therapy company which merged with publicly traded Somatix Therapy Corporation and subsequently with Cell GeneSys Incorporated.

  Dr. Sobol led the research team which was the first to treat a brain tumor patient with cytokine gene therapy. He is also the principal investigator for one of the first gene therapy protocols approved for the treatment of colon carcinoma. Dr. Sobol is the Editor of the journal Cancer Gene Therapy.

  Dr. Sobol received a B.A. in Philosophy from Boston University and an M.D. from The Chicago Medical School. He subsequently trained at the University of Southern California Medical Center and at the University of California, San Diego. He is Board Certified in Internal Medicine and Medical Oncology.

  WEI-WEI ZHANG, M.D., PH.D. joined UroGen as Senior Vice President, Chief Scientific Officer and Director in October 1998. Dr. Zhang has sixteen years of biomedical research experience including nine years of research management experience. He was formerly the Director of Molecular Biology in the Gene Therapy Unit of Baxter Healthcare Corporation since March 1995. Dr. Zhang established the Department of Molecular Biology at Baxter and initiated a comprehensive program for the mini-Ad vector system for in vivo gene therapy. Dr. Zhang has significant technical expertise in vector technology, particularly with adenoviral vectors and their application in gene therapy of cancer and hemophilia. Prior to joining Baxter, Dr. Zhang was an Assistant Professor in the Department of Thoracic and Cardiovascular Surgery at the University of Texas MD Anderson Cancer Center, where he was a member of the team that developed adenovirus-mediated tumor suppressor gene therapy of cancer (Adp53) from lab to clinic.

  Dr. Zhang received his M.D. from the Zhejiang Medical University in China and received a Ph.D. in molecular biology, recombinant DNA, and protein chemistry from The University of Alabama. Dr. Zhang had postdoctoral training in gene manipulation and transfer technologies at the Baylor College of Medicine.

  WILLIAM C. RASCHKE, PH.D has been Vice President since August 1998 and devotes his efforts to both scientific and corporate development projects. He was previously Director of Research since September 1996. Dr. Raschke also holds the positions of Member and Director of Molecular Immunology of the Sidney Kimmel Cancer Center (formerly the San Diego Regional Cancer Center), positions he has held since coming to the Center in 1994. Since March 1997, he has also served as the Acting Scientific Director of the Center. Dr. Raschke has previously held positions at SIBIA, Inc. from 1988 to 1994 where he was Senior Research Fellow, The Salk Institute from 1988 to 1994, and 1975 to 1981 with various staff appointments and the La Jolla Cancer Research Foundation (now the Burnham Institute) from 1981 to 1988 as Associate Scientific Director and Staff Scientist.

  Dr. Raschke has served as a reviewer for the National Institute of Health with two four - year terms on the Experimental Immunology Study Section, the American Cancer Society and The National Science Foundation, as well as international funding agencies. He also reviews manuscripts for various immunology and cancer journals.

  Dr. Raschke received a B.S. in Chemistry from the University of Texas, Austin and a Ph.D. in Biochemistry from the University of California, Berkley. He conducted post graduate training at the Salk

Institute in Developmental Biology and Immunology.

  CARIN D. SANDVIK has served as the Company's Controller, Chief Accounting Officer and Corporate Secretary since joining UroGen in October 1998. Prior to joining UroGen, Ms. Sandvik was a Senior Manager in the Technology Industry Group at Pricewaterhouse Coopers LLP (formerly Price Waterhouse LLP), where she had served in various positions for twelve years. Ms. Sandvik received a B.A in Business Administration with an emphasis in Accounting from the University of San Diego.

  PETER F. BERNARDONI is a Partner of Technology Funding. Mr. Bernardoni joined Technology Funding as an Investment Officer in 1988, was elected as a Vice President in 1992 and a Partner in 1994. Mr. Bernardoni has served as a member of Technology Funding's Commitments Committee since 1994 and as Chairman of Technology Funding's Medical Investment Committee since 1994. Prior to joining Technology Funding, Mr. Bernardoni was employed for six years by IBM and served in several capacities including Design Engineer and as a manager for large scale information systems in major pharmaceutical and hospital accounts.

  Mr. Bernardoni has served as a Director for several private and two public companies, Poly Medical Industrial and Circadian. He currently serves on the Board of Endocare, Inc., Avalon Imaging and Reflection Technology, and is Chairman of Portable Energy Products.

  Mr. Bernardoni has a B.S.M.E. from Santa Clara University and an M.S.M.E. from Stanford University.

  IVOR ROYSTON, M.D. was the Chairman of the Board from April 1997 until August 1998. Prior to that, he served as President and Chief Executive Officer. He has served as a Director since our formation in June 1995. Dr. Royston was appointed by the President of United States to the National Cancer Advisory Board during 1996.

  Dr. Royston is the President and Chief Executive Officer of Sidney Kimmel Cancer Center (formerly the San Diego Regional Cancer Center), a position he has held since founding the Center in 1990. He is also a General Partner of Forward Ventures, a life science venture capital firm. From 1977 to 1993, Dr. Royston held various positions in academic medicine at the University of California, San Diego (UCSD) School of Medicine. Dr. Royston also served as Director, Clinical Immunology Program at the UCSD Cancer Center and Chief of Oncology at the San Diego VA Medical Center.

  Dr. Royston was a founder and Director of Hybritech, Inc., GeneSys Therapeutics Corporation and IDEC Pharmaceuticals, Inc. He has served on the Board of Directors of various companies, including Unisyn Technologies, Inc., Medstone International Inc., Sequana Therapeutics, Inc., Corixa, Inc., CombiChem, Inc. IDEC Pharmaceuticals and GenQuest, Inc. He currently is a member of the Board of Directors of the Sidney Kimmel Cancer Center.

  Dr. Royston received a B.A. in Human Biology from Johns Hopkins University and an M.D. from the Johns Hopkins School of Medicine. He later trained in internal medicine and oncology at Stanford University and is board certified in both Internal Medicine and Medical Oncology.

  VICTOR W. SCHMITT is President, Venture Management, Baxter Healthcare Corporation. He has held this position since 1994 and is responsible for the creation and management of Baxter's interests in development-stage biotech companies. Prior to his current assignment, he held the operating position of

President, Baxter Biotech Europe. He has also served as Vice President, Business Development and Finance for Baxter's Blood Therapy Group.

  Mr. Schmitt joined Baxter from a sixteen-year career with the American Red Cross Blood Services. At the Red Cross Blood Services, Mr. Schmitt held positions in marketing and operations. At the time of his departure, he was Vice President, Blood Services with responsibility for the organization's national blood services program.

  Mr. Schmitt holds a B.S. from the University of Virginia and an M.B.A. from the University of Maryland. He serves on the Board of Directors of a number of development-stage biotech companies.

Compensation of Directors

  Cash Compensation

     UroGen does not compensate its Directors for their services as such. However, Directors are reimbursed for their out-of-pocket expenses in attending Board meetings.

  1995 Directors' Option Plan

     Non-employee directors also receive stock options under UroGen's 1995 Directors' Option Plan. The Directors' Plan was adopted and approved by the shareholders of the Company in 1995 to provide automatic, nondiscretionary grants of options to non-employee directors of the Company. A total of 100,000 shares of Common Stock have been reserved for issuance under the Directors' Plan. The Directors' Plan provides that each non-employee director is automatically granted an option to purchase 10,000 shares of UroGen Corp. Common Stock upon his or her initial election or appointment as an non-employee director (Initial Options). Subsequently, each non-employee director who has served for at least six months will be granted an additional option to purchase 5,000 shares of UroGen Corp. Common Stock on December 31 or each year so long as he or she remains an non-employee director (Subsequent Options). The exercise price of the options granted to non-employee directors must be the fair market value of UroGen Common Stock on the date of grant.

  Options granted to non-employee directors have ten-year terms, subject to an non-employee director's continued service as a director. Initial Options vest over three years rate of 33.3% per year, subsequent options vest one year from the grant date. As of December 31, 1998, options to purchase 35,000 shares of Common Stock to non-employee directors has been granted under the Directors' Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Exchange Act ("Section 16") requires UroGen's executive officers, directors and beneficial owners of more than 10% of UroGen Common Stock to file reports of ownership and changes in ownership of Common Stock with the Securities and Exchange Commission, and to furnish us with copies of all
Section 16(a) forms they file. Based solely on its review of the copies of the forms received by it, or written representations from certain reporting persons that no Form 5's were required for those persons, we are not aware that any reporting persons did not comply with all applicable Section 16 filing requirements during fiscal 1998.
                                     -30-

Board Meetings and Committees

     The Board of Directors of the Company held a total of four meetings during the year ended December 31, 1998. The Board of Directors has a Compensation Committee and an Audit Committee.

     The Compensation Committee of the Board of Directors consists of Mr. Bernardoni, Mr. Quadros and Mr. Schmitt and held two meeting during the year ended December 31, 1998. The Compensation Committee establishes executive compensation policy, determines the salary and bonuses of the executive officers and recommends to the Board of Directors stock option grants for executive officers.

     The Audit Committee of the Board of Directors consists of Mr. Bernardoni and Mr. Schmitt. The Audit Committee was formed in January 1999 and has held no meetings to date. The Audit Committee recommends engagement of our independent accountants and is primarily responsible for approving the services performed by our independent accountants and for reviewing and evaluating our accounting principles and its system of internal accounting controls.

     No director attended fewer than 100% of the sum of the total number of meetings of the Board of Directors or the total number of meetings of all committees of the Board of Directors on which that director served.

Compensation Committee Interlocks and Insider Participation

     Two of the members of the Compensation Committee are independent Directors. Only Mr. Quadros is a member of the Compensation Committee and an officer and employee.


Indemnification

     Our certificate of incorporation and bylaws contain certain provisions relating to the limitations of liability and indemnification of directors and officers. The certificate of incorporation provides that our directors shall not be personally liable to UroGen or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability:

     . For any breach of the director's duty of loyalty to us or our stockholders;

     . For acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     . In respect of certain unlawful payments of dividends or unlawful stock repurchases or redemption as provided in Section 174 of the Delaware General Corporation Law, or

     . For any transaction from which the director derives any improper personal benefit.

     Our certificate of incorporation also provides that if Delaware law is amended after the approval by our stockholders of the certificate of incorporation to authorise corporate action further eliminating or limiting the personal liability of directors, than the liability of our directors shall be eliminated or limited to the fuller extent permitted by Delaware law. The foregoing provisions of the certificate of incorporation are not intended to limit the liability of directors or officers for any violation of applicable federal securities laws. In addition, as permitted by Section 145 of the Delaware General Corporation Law, our bylaws provide that:

     . We are required to indemnify our directors and executive officers to the fullest extent permitted by Delaware law;

     . We may, in our discretion, indemnify other officers, employees and agents as provided by Delaware law;

     . To the fullest extent permitted by Delaware law, but subject to various exceptions, we are required to advance all expenses incurred by our directors and executive officers in connection with a legal proceeding;

     .  The right conferred in the bylaws are not exclusive;

     . We are authorised to enter into indemnification agreement with our directors, officers, employees and agents; and

     . We may not retroactively amend the bylaw provisions relating to indemnity.

     Our bylaws provide that we shall indemnify our directors to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law.

                            EXECUTIVE COMPENSATION

  The table below sets forth information for the annual and long-term compensation of the Chief Executive Officer and all executive officers who received cash compensation greater than $100,000 during the three years ended December 31, 1998 for services to UroGen in all capacities during the three years ended December 31, 1998. No other corporate officer received cash compensation in excess of $100,000 during the three years ended December 31, 1998:

                          Summary Compensation Table

                                                                               Long-Term Compensation
                                                                              -------------------------
                                                        Annual Compensation   Restricted     Securities       All Other
                                                      -----------------------
                                               Fiscal    Salary      Bonus       Stock       Underlying      Compensation
        Name and Principal Position            Period      ($)        ($)      Award ($)    Options (#)          ($)
--------------------------------------------------------------------------------------------------------------------------------
Paul D. Quadros (1)........................    1998    $ 95,000         -            -                -                -
 Chairman of the Board                         1997    $ 60,000         -            -                -                -
                                               1996    $ 83,000         -            -                -                -

Robert E. Sobol, M.D  (2)..................    1998    $162,917         -            -                -                -
  President and Chief Executive Officer        1997    $143,379         -            -                -                -
                                               1996    $  9,000         -            -          150,000                -

Wei-Wei Zhang, M.D., PhD  (3)..............    1998    $ 40,000         -            -                -                -
   Sr. Vice President and Chief                1997           -         -            -                -                -
     Scientific Officer                        1996           -         -            -                -

(1)  Mr. Quadros served as the President and CEO from April 1997 to August 1998.

(2) Dr. Sobol served as the Executive Vice President and Chief Operating Officer from June 1996 until August 1998.

(3)  Dr. Zhang joined UroGen in October 1998.  His annual salary is $160,000.

     There were no grants of options to purchase UroGen's Common Stock made during the fiscal year ended December 31, 1998 to the officers named in the Summary Compensation Table, however, the Board of Directors committed to issue options to purchase 81,903 shares, 627,141 shares and 781,713 shares of Common Stock to Mr. Quadros, Dr. Sobol and Dr. Zhang, respectively, once a new stock option plan has been adopted.

     There were no options to purchase UroGen's Common Stock exercised during the year ended December 31, 1998, and no unexercised options held as of December 31, 1998 by the persons named in the Summary Compensation Table.

     Change in Control Arrangements

     UroGen's 1995 Stock Option Plan authorizes the acceleration or payment of awards and related shares in the event of a Change in Control as defined in the Plan. Acceleration or payment may cause part or all of the consideration involved to be treated as a parachute payment under the Internal Revenue Code of 1986, as amended, which may subject the recipient thereof to a 20% excise tax and which may not be deductible.

     Employment Agreement

     In April 1997, Paul D. Quadros entered into an employment agreement with UroGen which provides for a monthly base salary of $10,000 and health insurance and other benefits as UroGen customarily provides to its employees. If Mr. Quadros is terminated by UroGen without cause, Mr. Quadros is entitled to receive his base salary and benefits for six months from the date of termination, and one-half of his base salary and benefits for months six through twelve after termination. Mr. Quadros is required to give the Company sixty days written advance notice of his intent to resign.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

BAXTER TRANSACTIONS

     In July 1998, UroGen executed various agreements with Baxter Healthcare Corporation pursuant to which we acquired certain rights and assets from Baxter. Under the terms of the agreements, UroGen obtained the rights to Baxter's adenoviral-based gene transfer technologies and certain equipment in exchange for 5,830 shares of non-voting convertible Series A Preferred Stock and 1,841,219 shares of Common Stock. The shares issued to acquire the gene transfer technologies were valued at $5,455,505 based on the fair value of the stock on the date of issuance and was charged to acquired in-process technology due to the early stage of development of the technology. The value of the stock issued for fixed assets was $343,937 based upon the fair value of those assets.

     Baxter will provide funding to UroGen for continued research and development of this technology as it relates to the treatment of hemophilia under the Developmental Collaboration Agreement. Baxter will provide such funding through the date on which the treatment of the first patient in a Phase I clinical trial begins. This development funding is provided under a Credit Agreement. The balance outstanding under the Credit Agreement as of December 31, 1998 was $1,044,275. Under the terms of the Credit Agreement, the amounts outstanding under the Credit Agreement are due and payable on December 31 of each year during the term of the agreement. At UroGen's option, the amounts may be paid by issuing to Baxter the number of shares of Series B Preferred Stock determined by dividing the outstanding amount under the Credit Agreement by one thousand. The balance has been presented as a non-current liability on the accompanying balance sheet due to the conversion feature and because we intend to convert the debt rather than repay it with cash. Amounts outstanding under the Credit Agreement do not accrue interest unless UroGen is in default, in which case the amount due bears interest at prime plus 4%. In January 1999, we issued 704 shares of Series B Preferred Stock to convert $704,000 outstanding under the Credit Agreement. The remaining $340,276 will be converted at December 31, 1999.

     UroGen entered into a Distribution Agreement with Baxter under which Baxter will have an exclusive, worldwide right to market, sell and distribute all products which may be developed under the Developmental Collaboration Agreement. The term of the Distribution Agreement is the longer of ten years from the date of regulatory approval of the first product or the expiration of the last to expire of any related patents issued on or before ten years from the date of regulatory approval.

     UroGen, Baxter and certain founding shareholders entered into the Investor Rights Agreement under which the shares held by these entities are subject to certain restrictions on transferability of the shares until July 8, 2003 and have certain registration rights. Additionally, under this agreement, Baxter has the right to purchase up to twenty percent of any new securities issued and has the obligation to purchase Series C Preferred Stock at a price of $1,000 per share upon our achievement of the following milestones:

     . $2,000,000 upon treatment of the first patient in a Phase I clinical trial for a product developed under the Developmental Collaboration Agreement;

     . $5,000,000 upon commencement of Phase III clinical trials of a product developed under the Developmental Collaboration Agreement; and

     . $10,000,000 upon approval by the Food and Drug Administration of a product developed under the Developmental Collaboration Agreement.

     Baxter has committed to provide an additional $400,000 in funding on terms similar to those of the offering of unsecured convertible notes payable which closed in April 1999. UroGen may request this financing when and if needed.

MEDSTONE AGREEMENTS

  UroGen was incorporated on June 30, 1995 as a wholly-owned subsidiary of Medstone International, Inc. UroGen was formed from the medical biology and small molecule pharmaceuticals divisions of Medstone, which were started in 1991. From 1991 until the distribution described below on February 9, 1996, UroGen relied upon Medstone for financial support. UroGen also relied on Medstone for assistance with personnel management and financial administration. Upon completion of the Distribution, UroGen began to operate independently from Medstone.


  Prior to the Distribution, UroGen and Medstone entered into a Distribution Agreement, Administrative Services Agreement and Contribution Agreement. The following are summaries of the material provisions of the agreements. These summaries are qualified in their entirety by reference to the full text of the agreements, which were filed by Urogen as exhibits to the registration statement on Form 10-SB filed on January 5, 1996.

Contribution Agreement

  Under the Contribution Agreement, Medstone transferred to UroGen certain Medstone property, including certain intellectual property and other rights, used in connection with UroGen's business and made a cash contribution of $500,000 to UroGen.

Stock Distribution Agreement

  On December 29, 1995, Medstone declared a dividend of all of the stock of UroGen Corp. to be distributed to all Medstone stockholders. Each stockholder of Medstone received, on February 9, 1996, one share of UroGen Common Stock for each share of Medstone Common Stock held on the record date, December 29, 1995.

   The Stock Distribution Agreement provided that in connection with the transfer of assets and the assumption of liabilities relating to the separation of the business of UroGen and Medstone, that UroGen and Medstone would execute or cause to be executed various conveyancing and assumption instruments in such forms as the parties to the Stock Distribution Agreement agreed.

  Pursuant to the Stock Distribution Agreement, Medstone agreed to obtain all consents, permits and authorizations necessary to transfer to UroGen any assets associated with the UroGen business which had not been transferred by the Distribution Date. In addition, Medstone agreed to obtain consents, permits and authorizations necessary to permit UroGen to assume any liabilities associated with the UroGen business which had not been assumed by UroGen by the distribution date.

  The Stock Distribution Agreement sets forth the respective obligations of Medstone and UroGen with respect to liabilities for taxes and tax returns and other tax related filings. In general, Medstone was responsible for tax filings of UroGen and paying those taxes, other than taxes accrued on its financial statements, attributable to any taxable period ending on or before the Distribution Date. UroGen is be responsible for filing its tax returns and paying its taxes attributable to periods, or portions of any taxable periods, commencing on or after the date immediately following the Distribution Date. In addition, the Stock Distribution Agreement requires Medstone and UroGen to cooperate in preparing those filings which cover overlapping taxable periods that include the distribution date.

  The Stock Distribution Agreement also provided that each party agreed to indemnify and hold the other harmless from certain liabilities, including claims resulting from any breach of representations and warranties made by the indemnifying party in connection with the Stock Distribution.

Administrative Services Agreement

  Under the Administrative Services Agreement, Medstone provided certain public reporting assistance services to UroGen and, under this agreement, Medstone also provided to UroGen the use of certain facilities. In consideration for services and the use of facilities, UroGen paid to Medstone an hourly fee of $100. Pursuant to the terms of the Administrative Services Agreement, UroGen and Medstone contracted employee services from each other for a period not to exceed two years following the Distribution Date. There were no payments to Medstone during 1998 or 1997.

SIDNEY KIMMEL CANCER CENTER

  Sidney Kimmel Cancer Center owns 339,000 shares of UroGen Common Stock and Dr. Royston is Chief Executive Officer of SKCC. UroGen has entered into the following transactions with SKCC:

  In June 1996, UroGen and SKCC entered into an affiliation agreement with a three year term. Under the affiliation agreement, SKCC agreed to provide the following services:

  . to allow Dr. Royston to serve as UroGen's Chief Executive Officer and devote part time executive services to UroGen;

  .  to lease approximately 100 square feet of office space in SKCC's facility;


  .  to allow UroGen to consult and confer with scientific staff of SKCC; and


  . to make available clerical support for up to ten hours per week at a compensation rate of $10.00 per hour.

  In exchange UroGen agreed to make the following payments:

  .  cash consideration of $3,000 per month;

  . conveyance of certain equipment with a book value of approximately $42,000; and

  .  339,000 shares of UroGen Corp. Common Stock.

     The affiliation agreement was amended in May 1997 to reduce the monthly cash consideration to $1,000 due to Dr. Royston's resignation as Chief Executive Officer of UroGen.

  In September 1997, the affiliation agreement was terminated and UroGen signed a sublease agreement with SKCC for use of approximately 500 square feet of office and laboratory space on a month to month basis. The monthly rent for the space was $1,065.

  In August 1998, UroGen and SKCC entered into a new sublease agreement for approximately 4,800 square feet of office and laboratory space. The monthly lease payment is approximately $14,800 plus our share of facility expenses. The lease expires in May 2000.


  In November 1997, UroGen entered into a license agreement with Dr. Daniel Mercola and SKCC under which UroGen obtained an exclusive right to certain technology.UroGen is obligated to pay royalties on its net sales revenues and a percentage of revenues from sublicenses relating the technology. Additionally, UroGen is required to make minimum annual royalties of $30,000 for the duration of the agreement. The minimum annual royalties may be credited against revenue-based royalties for that year. If there are no revenue-based royalties to offset the annual royalty, one-half of the annual royalty may be carried forward to offset revenue-based royalties from the following year. Within thirty days of UroGen entering into an agreement with a corporate partner or strategic alliance relationship related to this technology, UroGen must pay a minimum of $12,500 per month to fund additional research.

OTHER TRANSACTIONS

  In July 1998, we received $1,030,000 representing proceeds from the sale of unsecured convertible notes payable which bore interest at 8% per annum and were due on June 30, 1999, unless previously converted. The notes are convertible, at the option of the holder, into Common Stock at $1.00 per share and automatically converted into Common Stock immediately prior to the filing of this registration statement to registered the resale of the underlying shares. In addition, each note holder received a warrant to purchase a number of shares of Common Stock of UroGen equal to one share for each $2.00 of principal under the purchased note. The warrants are exercisable for seven years from issuance and have an exercise price of $0.74 per share. The following UroGen officers and directors participated in this transactions: Mr. Quadros, Dr. Sobol, Dr. Raschke and Dr. Royston each purchased notes for $50,000 and received a warrant for 25,000 shares of Common Stock.


     In April 1999, we received $400,000 representing proceeds from the sale of unsecured convertible notes payable which bear interest at 8% per annum and are due on March 31, 2000, unless previously converted. The notes are convertible, at the option of the holder, into Common Stock at $0.30 per share and automatically converted into Common Stock immediately prior to the filing of this registration statement to registered the resale of the underlying shares. In addition, each note holder received a warrant to purchase a number of shares of Common Stock of UroGen equal to one share for each $0.30 of principal under the purchased note. The warrants are exercisable for seven years from issuance and have an exercise price of $0.30 per share. The following UroGen officers and directors participated in this transactions:

     . Mr. Quadros purchased notes for $10,000 and received a warrant for 33,333 shares of Common Stock.

     . Dr. Raschke purchased notes for $40,000 and received warrants for 133,333 shares of Common Stock.

     . Carin Sandvik purchased notes for $5,000 and received warrants for 16,667 shares of Common Stock.

     . Dr. Royston purchased notes for $25,000 and received a warrant for 83,333 shares of Common Stock.

     . Dr Raschke and his spouse also received a Finder's Fee for amounts raised in this offering of $9,250 in cash and warrants for 30,833 shares of common stock exercisable at $0.30 per share for seven years.

     In August 1997, UroGen issued warrants to purchase 200,000 shares of Common Stock to Dr. Sobol. These warrants are exercisable at $0.05 per share (the fair market value of the Common Stock on the date of grant) and expire on July 31, 2001.

                         DESCRIPTION OF CAPITAL STOCK

   The authorized capital stock of the UroGen Corp. consists of 40,000,000 shares of Common Stock, $.001 par value, and 5,000,000 shares of Preferred Stock, $.001 par value, of which 40,000 shares are designated Series A Preferred Stock, $.01 par value, 10,000 shares are designated Series B Preferred Stock, and 17,000 shares are designated Series C Preferred Stock.

Common Stock

   As of December 31, 1998, there were 9,378,538 shares of Common Stock outstanding held of record by 1,115 registered shareholders.

   Subject to preferences that may be applicable to any outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably the dividends which may be declared by the Board of Directors out of funds legally available. We have not paid any cash dividends on Common Stock. Each holder of Common Stock is entitled to one vote for each share held of record on all matters submitted to a vote in the election of directors. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding Preferred Stock. Holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities and there are no redemption provisions with respect to these shares. All of the outstanding shares of Common Stock are fully paid and non-assessable.

   The transfer agent and registrar for UroGen Corp. Common Stock is U.S. Stock Transfer.

Preferred Stock

   As of December 31, 1998, there were 5,830 shares of Series A Preferred Stock outstanding. Holders of the Series A Preferred Stock are not entitled to receive dividends with respect to the Series A Preferred, have a liquidation preference amount of ten dollars ($10.00) per share prior to any distribution to holders of Common Stock, and have no voting rights. The Series A Preferred Stock is convertible to Common Stock on a 1000 to 1 basis, provided, however, that no shares are convertible prior to July 8, 2001.

   As of December 31, 1998, there were no shares of Series B Preferred Stock issued and outstanding. It is anticipated that Series B Preferred Stock will be issued only to Baxter related to amounts funded by Baxter under the Credit Agreement. Holders of the Series B Preferred Stock are not entitled to receive dividends, have a liquidation preference amount of one thousand dollars ($1,000.00) per share prior to any distribution to holders of Common Stock and have no voting rights, except for a vote as to whether UroGen may issue additional Series B Preferred Stock. The Series B Preferred Stock may be converted to Common Stock or to Series A Preferred Stock at the option of the holder, and converts automatically to Common Stock upon the earlier of:

   . the first business day following the treatment of the first patient under an Initial New Drug Application for a Collaboration Product (as defined) commences in a Phase I Clinical Trial,

   . the date five years after the last advance of funds by Baxter under the Credit Agreement between Baxter and UroGen through and including the date a Phase I Clinical Trial commences and

   . automatic conversion pursuant to the terms of the Credit Agreement (See "Certain Relationships and Related Transactions - Baxter Transactions").


   The Series B Preferred Stock is convertible to Common Stock in an amount equal to:

   . the quotient of the Liquidation Value (adjusted for Recapitalizations), divided by one hundred and ten percent (110%) of the per share Fair Market Value of UroGen Common Stock (as defined), multiplied by

   . the number of shares of Series B Preferred converted. The Series B Preferred Stock is convertible into Series A Preferred on a one for one basis.

   . The "Liquidation Value" shall initially be $1,000 per share of Series B Preferred.

     In January 1999, 704 shares of Series B Preferred were issued to Baxter to convert $704,000 outstanding under the Credit Agreement.

     As of December 31, 1998, there were no shares of Series C Preferred Stock issued and outstanding. It is anticipated that Series C Preferred Stock will be sold only to Baxter upon UroGen meeting certain specified milestones (See "Certain Relationships and Related Transactions - Baxter Transactions"). Holders of the Series C Preferred Stock are not entitled to receive dividends, have a liquidation preference amount of one thousand dollars ($1,000.00) per share prior to any distribution to holders of Series A Preferred Stock and to holders of Common Stock and have no voting rights, except as to the issuance of additional Series C Preferred Stock. Each share of Series C Preferred may be converted to Common Stock or to Series A Preferred Stock at the option of the holder, and converts automatically upon the earlier of:

     . the first business day following the approval by the FDA of the right to market, sell or distribute any product using the Mini-Ad Vector Technology for treatment of blood clotting disorders in humans relating to hemophilia A, which has been developed pursuant to the Development Agreement between Baxter and Urogen and

     . the date seven years after the achievement of the most recently achieved Series C Milestones.

     The Series C Preferred Stock is convertible to Common Stock in an amount equal to:

     . the quotient of the Liquidation Value (adjusted for Recapitalizations), divided by one hundred and ten percent (110%) of the per share Fair Market Value of the Company's Common Stock (as defined), multiplied by


     . the number of shares of Series C Preferred converted. The Series C Preferred Stock is convertible into Series A Preferred on a one for one basis.

     The Preferred Stock may be issued from time to time in one or more additional series. Our Board of Directors has authority to fix the designation, powers, preferences and rights of each additional series and the qualifications, limitations and restrictions thereon and to increase or decrease the number of shares of series, but not below the number of shares of the series then outstanding, without any further vote or action by the shareholders. Except in accordance with the Baxter Transaction described below, we have no present plans to issue any shares of Preferred Stock.

Stock Options

  The 1995 Director Option Plan was adopted by the Board and approved by the Shareholders in 1995, to provide automatic, nondiscretionary grants of options to non-employee directors of the Company. A total of 100,000 shares of Common Stock has been reserved for issuance under the Director Plan. The Director Plan provides that each Non-employee director is automatically granted an option to purchase 10,000 shares of UroGen Common Stock upon his or her initial election or appointment as an Non-employee director. Subsequently, each non-employee director who has served for at least six months will be granted an additional option to purchase 5,000 shares of UroGen Common Stock on December 31 of each year so long as he or she remains an non-employee director. The exercise price of options granted to non-employee directors must be the fair market value of UroGen Common Stock on the date of grant.

  Options granted to non-employee directors have ten-year terms, subject to an non-employee director's continued service as a director. Options granted to non-employee directors vest over four years at the rate of twenty-five percent per year. As of December 31, 1997, options to purchase 15,000 shares of Common Stock to an non-employee director had been granted under The Director Option Plan.

  The 1995 Stock Plan authorizes the Board of Directors, or one or more committees which the Board may appoint from among its members, to grant options and rights to purchase Common Stock to officers, key employees consultants and certain advisors to the Company. Options granted under the 1995 Stock Plan may be either "incentive stock options" as defined in Section 422 of the Internal Revenue Code of 1986, as amended, or nonstatutory stock options, as determined by the Board or the Committee. The

1995 Stock Plan initially reserved 1,850,000 shares for issuance under the Plan to be increased the first day of each year by the number of shares equal to two percent of the Company's total outstanding common shares. As of December 31, 1998, there were outstanding options granted under the 1995 Stock Plan to purchase 350,000 shares of the Company's Common Stock at $0.05 per share.

  In March 1999, the Board adopted the 1999 Stock Plan, subject to shareholder approval. The 1999 Stock Plan authorizes the Board of Directors, or one or more committees which the Board may appoint from among its members, to grant options and rights to purchase Common Stock to officers, key employees consultants and certain advisors to the Company. Options granted under the 1999 Stock Plan may be either "incentive stock options" as defined in Section 422 of the Internal Revenue Code of 1986, as amended, or nonstatutory stock options, as determined by the Board or the Committee. The 1999 Stock Plan initially reserved 4,000,000 shares for issuance under the Plan to be increased the first day of each year by the number of shares equal to two percent of the Company's total outstanding common shares. Options to purchase 2,881,183 shares of Common Stock at an average exercise price of $0.31 per share have been issued to employees under the 1999 Stock Plan.

Warrants

  In April 1999, UroGen completed an offering of 8% Convertible Subordinated Notes in which we raised $400,000. Each Note holder received a warrant to purchase a number of shares of Common Stock equal to one share conversion share resulting in warrants to purchase 1,333,333 shares of Common Stock. The Warrants are exercisable for seven years from issuance and have an exercise price of $0.30. The warrants include a provision whereby the holder may exercise via surrender of debt or equity instruments of Urogen.

     In July 1998, we completed a $1,030,000 offering of 8% Convertible Subordinated Notes. Each Note holder received a warrant to purchase a number of shares of Common Stock equal to one share for each $2.00 of principal resulting in warrants to purchase 515,000 shares of Common Stock. The Warrants are exercisable for seven years from issuance and have an exercise price of $0.74. The warrants include a provision whereby the holder may exercise via surrender of debt or equity instruments of Urogen.

     A license agreement granted to the licensor a warrant to purchase additional shares of Urogen common stock to maintain a fully-diluted ownership percentage of two percent (2%) or increase its ownership percentage up to three percent (3%). The warrant rights were exercisable at prices ranging from $.03 to $.04 per share. This warrant was exercised in May 1999.

  In 1997 Urogen issued 200,000 warrants to purchase common stock to Robert E. Sobol, who was the Chief Operating Officer at the time. These warrants are exercisable at $.05 per share and expire on July 31, 2001.

  In September 1999, Urogen issued a warrant for 250,000 shares of common stock to the lessor related to an equipment lease line. The warrants are exercisable at $0.30 per share and expire in August 2007.

              PRINCIPAL STOCKHOLDERS AND SELLING STOCKHOLDERS

     The following table sets forth information with respect to the principal stockholders of UroGen and selling stockholders and the shares of common stock beneficially owned by them as of June 30, 1999, and assumes the exercise in full of the warrants issued in connection with the convertible subordinated notes. All of these shares were held of record with sole voting and investment power, subject to applicable community property laws, by the named individual and/or by his or spouse, except as indicated in the footnotes below. For each selling stockholder, the number of shares beneficially owned includes shares issuable upon exercise of the warrants for which the underlying shares are covered by this prospectus. Because the selling stockholders may offer all or some portion of the shares of common stock being offered pursuant to this Prospectus, no estimate can be given as to the amount of the common stock that will be held by the selling stockholders upon termination of any sales. None of the non-officer/director selling stockholders has had any position, office or other material relationship with us in the past three years.

                                                           Shares Beneficially                                 Shares Owned
                                                           Owned Prior to Sale             Number            Assuming all Sold
                                                        ------------------------                          -----------------------
  Directors, Executive Officers, 5%                                        Percent        of Shares                       Percent
Stockholders and Selling Stockholder                     Number              (%)           Offered          Number          (%)
---------------------------------------                -----------       ----------     ------------      -----------   ----------
Victor W. Schmitt (1)                                   1,841,219            15.5%                -       1,841,219        15.5%
Baxter Healthcare Corporation (1)                       1,841,219            15.5%                -       1,841,219        15.5%
Ivor Royston                                            1,019,963             8.4%          246,630         773,333         8.2%
Peter Bernardoni (2)                                      760,032             6.1%          730,032          30,000         0.3%
Technology Funding Venture Partner IV L.P. (2)            730,032             5.8%          730,032               -           -
Paul D. Quadros                                           532,672             4.4%          146,005         386,667         3.3%
William C. Raschke                                        478,088             3.9%          378,088         100,000          *
Robert E. Sobol (3)                                       428,923             3.5%           78,923         350,000         2.9%
Carin D. Sandvik                                           33,541              *             33,541               -           -
All executive officers and directors as a group
   (9 persons)(2)                                       5,094,438            37.1         1,613,219       3,481,219        28.8%

Ira M. Lechner IRA rollover                               286,092             2.4%          286,092               -           -
City National Bank                                        246,630             2.0%          246,630               -           -
Wailes and Harris Family Trust                            201,249             1.7%          201,249               -           -
Elliot Lepler MD, A Sole Proprietor, Profit
 Sharing Plan                                             167,707             1.4%          167,707               -           -
Susan Pryor and Richard Boner                             167,707             1.4%          167,707               -           -
Tom Neal                                                  167,707             1.4%          167,707               -           -
J. Nevins McBride, Jr.                                    157,847             1.3%          157,847               -           -
Paul Patek                                                134,166             1.1%          134,166               -           -
David Burwen                                              122,329             1.0%          122,329               -           -
Ronald T. Davis                                           114,436             1.0%          114,436               -           -
Dr. and Mrs. W.R. Furtick                                 100,625              *            100,625               -           -
Elliot Lepler                                              67,082              *             67,082               -           -
Richard Maki                                               67,082              *             67,082               -           -
Jack Roziner                                               67,082              *             67,082               -           -
Gerald Sullivan                                            67,082              *             67,082               -           -
Marcus Contardo                                            67,082              *             67,082               -           -
Mike Weinberg                                              67,082              *             67,082               -           -
Pacific Rim Capital                                        39,462              *             39,462               -           -
Dorf Family Trust                                          39,462              *             39,462               -           -
Norman Sokoloff                                            39,462              *             39,462               -           -
James B. Glavin                                            39,462              *             39,462               -           -
Dennis Family Trust                                        39,462              *             39,462               -           -
Camelot Medical Group                                      39,462              *             39,462               -           -

Warren Kessler                                             59,462              *             39,462               -           -
Elliot Feuerstein                                          59,462              *             39,462               -           -
Jeff Sollender                                             59,462              *             39,462               -           -
Frank Ruderman                                             59,462              *             39,462               -           -
Alfred Mandel                                              31,569              *             31,569               -           -
Blumberg Community Property                                31,569              *             31,569               -           -

*    less than 1%



(1) Excludes 5,830 shares of non-voting Series A Preferred Stock convertible subsequent to July 8, 2001 into 5,830,000 shares of common stock held by Baxter Healthcare Corporation. Baxter Healthcare Corporation and Mr. Victor
     W. Schmitt are entitled to exercise voting and investment power with respect to all shares owned by Baxter Healthcare Corporation, and therefore, are deemed to be beneficial owner of these shares.

(2) Includes 291,667 shares issuable upon exercise of presently outstanding warrants held by Technology Funding Venture Partners IV, an Aggressive Growth Fund, L.P. Technology Funding, Inc. and Technology Funding Ltd., of which Peter Bernardoni is an officer and a partner, are the managing general partners of Technology Funding Venture Partners IV, an Aggressive Growth Fund, L.P. Technology Funding and Mr. Bernardoni are entitled to exercise voting and investment power with respect to all shares owned by Technology Funding Venture Partners IV, an Aggressive Growth Fund, L.P. and therefore are deemed to be beneficial owner of these shares. Mr. Bernardoni also owns currently exercisable options to purchase 30,000 shares.
(3) Includes 200,000 shares issuable upon exercise of presently outstanding warrants, which are not being offered by this prospectus.

                             PLAN OF DISTRIBUTION

    Urogen will not receive any of the proceeds of the sale of the shares offered in this prospectus. The shares of Common Stock may be sold from time to time to purchasers directly by the Selling Securityholders. Alternatively, the Selling Securityholders may from time to time offer the Securities through brokers, dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders and/or the purchasers of the Securities for whom they may act as agent. The Selling Securityholders and any such brokers, dealers or agents who participate in the distribution of the Securities may be deemed to be "underwriters," and any profits on the sale of the Securities by them and any discounts, commissions or concessions received by any such brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. To the extent the Selling Securityholders may be deemed to be underwriters, the Selling Securityholders may be subject to certain statutory liabilities, including, but not limited to, under Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

    The Securities offered hereby may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The Securities may be sold by one or more of the following methods, without limitation:

    . a block trade in which the broker or dealer so engaged will attempt to sell the Securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

    . purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

    . ordinary brokerage transactions and transactions in which the broker solicits purchasers;

    .   an exchange distribution in accordance with the rules of such exchange;


    . face-to-face transactions between sellers and purchasers without a broker-dealer;

    .   through the writing of options; and

    .   other.

    At any time a particular offer of the Securities is made, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth the aggregate amount and type of Securities being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions, concessions and other items constituting compensation from the Selling Securityholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers. The prospectus supplement and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the Commission to reflect the disclosure of additional information with respect to the distribution of the Securities. In addition, the Securities covered by this prospectus may be sold in private transactions or under Rule 144 rather than pursuant to this prospectus.

    To the best of our knowledge, there are currently no plans, arrangement or understandings between any Selling Securityholders and any broker, dealer, agent or underwriter regarding the sale of the Securities by the Selling Securityholders. There is no assurance that any Selling Securityholder will sell any or all of the Securities offered by it hereunder or that any such Selling Securityholder will not transfer, devise or gift such Securities by other means not described in this prospectus.

     The Selling Securityholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M which may limit the timing of purchases and sales of any of the Securities by the Selling Securityholders and any other such person. Furthermore, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the Securities to engage in market-making activities with respect to the particular Securities being distributed for a period of up to five business days prior to the commencement of such distribution. All of the foregoing may affect the marketability of the Securities and the ability of any person or entity to engage in market-making activities with respect to the Securities.

     Pursuant to the Registration Rights Agreement entered into in connection with the offer and sale of the Notes by the Company, each of the Company and the Selling Securityholders will be indemnified by the other against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.

     Urogen has agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the Securities to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

                                 LEGAL MATTERS

     The validity of the Common Stock being offered hereby will be passed upon for the Company by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

                                    EXPERTS


     The financial statements as of December 31, 1998 and 1997 and for each of the three fiscal years in the period ended December 31, 1998 included in this registration statement have been so included in reliance on the report of Ernst & Young LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


                      WHERE YOU CAN FIND MORE INFORMATION

     Urogen is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports, proxy and information statements, and other information with the Securities and Exchange Commission. Such reports, proxy and information statements, and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the regional offices of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such reports, proxy statements and other information can also be inspected at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006. The Commission maintains a World Wide Web site that contains reports, proxy and information statements, and other information that are filed through the Commission's Electronic Data Gathering, Analysis and Retrieval System. This Web site can be accessed at http://www.sec.gov.

    Urogen has filed with the Commission a Registration Statement on Form SB-2 under the Securities Act with respect to the Common Stock offered hereby. This prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to Urogen, the notes and the common stock, reference is made to the registration statement and the exhibits and schedules thereto. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. Copies of the registration statement, including all exhibits thereto, may be obtained from the Commission's principal office in Washington, D.C. upon payment of the fees prescribed by the Commission, or may be examined without charge at the offices of the Commission described above.

                                  UroGen Corp.
                         INDEX TO FINANCIAL STATEMENTS

Audited Financial Statements:
   Report of Independent Accountants                                                          F-2
   Consolidated Balance Sheets as of December 31, 1998 and 1997                               F-3
   Consolidated Statements of Operations for the three years ended December 31, 1998 and      F-4
       for the period from July 1, 1991 (inception) to December 31, 1998
   Consolidated Statements of Stockholders'/Division's Equity for the for the period from
       July 1, 1991 (inception) to December 31, 1998                                          F-5
   Consolidated Statements of Cash Flows for the three years ended December 31, 1998 and      F-6
       for the period from July 1, 1991 (inception) to December 31, 1998
   Notes to Financial Statements                                                              F-7

Unaudited Financial Statements:
   Condensed Consolidated Balance Sheets as of September 30, 1999
        and December 31, 1998                                                                 F-18
   Condensed Consolidated Statements of Operations for the three and nine month periods ended
        September 30, 1999 and 1998 and the period from July 1, 1991 (inception)
        to September 30, 1999                                                                 F-19
   Condensed Consolidated Statements of Cash Flows for the nine months ended
        September 30, 1999 and 1998 and the period from July 1, 1991 (inception)
        to September 30, 1999                                                                 F-20
    Notes to Unaudited Condensed Consolidated Financial Statements                            F-21

                        Report of Independent Auditors

The Board of Directors
UroGen Corp.

We have audited the accompanying consolidated balance sheets of UroGen Corp. (a development stage enterprise) as of December 31, 1998 and 1997 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1998 and the period from July 1, 1991 (inception) to December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of UroGen Corp. (a development stage enterprise) at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 and the period from July 1, 1991 (inception) to December 31, 1998, in conformity with generally accepted accounting principles.

As discussed in Note 1 to the financial statements, the Company has reported accumulated losses during the development stage aggregating $8,705,563 and without additional financing, lacks sufficient working capital to fund operations through December 1999, which raises substantial doubt about its ability to continue as a going concern. Management's plans as to these matters are described in Note 1. The 1998 financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.


                                       ERNST & YOUNG LLP
San Diego, California
March 25, 1999

                                 UROGEN CORP.
                       (A DEVELOPMENT STAGE ENTERPRISE)
                          CONSOLIDATED BALANCE SHEETS
                          ---------------------------



                                                      December 31,
                                                  ------------------------
                                                     1998           1997
                                                  -----------     --------
ASSETS
------

Current assets:
    Cash and cash equivalents                      $  314,983      $74,353
    Accounts receivable from related party            348,718            -
    Other current assets                               20,173            -
                                                   ----------      -------
     Total current assets                             683,874       74,353

Property and equipment, net                           383,826        2,111
Other assets                                           30,052        1,065
                                                   ----------      -------

                                                   $1,097,752      $77,529
                                                   ==========      =======

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------

Current liabilities:
    Accounts payable                               $  392,461    $  68,824
    Amounts due to stockholder                        315,000
    Accrued employee benefits                         200,716            -
    Other accrued liabilities                          58,280            -
    Notes payable                                     991,761            -
                                                   ----------    ---------

          Total current liabilities                 1,958,218       68,824

Deferred compensation                                  28,987            -
Advance from related party                          1,044,275            -


Commitments

Stockholders' equity:
    Preferred Stock - $0.01 par value,
      5,000,000 shares authorized:
       Series A preferred stock, 5,830 and
        none issued and outstanding                        58            -
    Common Stock - $0.001 par value,
      40,000,000 shares authorized,
      9,378,538 and 7,537,319 issued
      and outstanding                                   9,379        7,538
    Additional paid-in capital                      6,782,920      751,584
    Note receivable from stockholder                  (20,522)      (7,242)
    Deficit accumulated during
     development stage                             (8,705,563)    (743,175)
                                                   ----------    ---------

Total stockholders' equity                         (1,933,728)       8,705
                                                   ----------    ---------

                                                   $1,097,752    $  77,529
                                                   ==========    =========

                            See accompanying notes.

                                 UROGEN CORP.
                       (A DEVELOPMENT STAGE ENTERPRISE)
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     -------------------------------------


                                                                        July 1, 1991
                                   For the Year Ended December 31,     (inception) to
                                -------------------------------------   December 31,
                                    1998         1997        1996           1998
                                ------------  ----------  -----------  --------------
Revenues                        $   192,300   $  193,500  $        -     $    841,380

Costs and expenses:
 Cost of sales                            -            -           -          821,878
 Research and development         1,915,548      345,592     347,698        5,434,668
 Write-off of acquired
    in-process technology         5,455,505            -           -        5,455,505
 General and administrative         487,501      151,315     174,472        1,346,953
                                -----------   ----------   ---------     ------------
Total costs and expenses          7,858,554      496,907     522,170       13,059,004
                                -----------   ----------   ---------     ------------

Loss from operations             (7,666,254)    (303,407)   (522,170)     (12,217,624)

Other income (expense)                  300            -      63,776           64,076
Interest expense                   (306,106)                                 (306,106)
Interest income                       9,672        4,230      14,396           28,298
                                -----------   ----------   ---------     ------------

Net loss                        $(7,962,388)  $ (299,177)  $(443,998)    $(12,431,356)
                                ===========   ==========   =========     ============

Basic and diluted loss
 per share                      $     (1.00)  $    (0.04)   $   (0.07)
                                ===========   ==========    =========

Number of shares used in
 the computation of basic
 and diluted loss per share       7,997,319    7,311,573    5,979,528
                                ===========   ==========    =========

                                 See accompanying notes.

                                 UROGEN CORP.
                       (A DEVELOPMENT STAGE ENTERPRISE)
            CONSOLIDATED STATEMENT OF STOCKHOLDERS'/DIVISION EQUITY
            -------------------------------------------------------
         FOR THE PERIOD JULY 1, 1991 (INCEPTION) TO DECEMBER 31, 1998
         ------------------------------------------------------------



                                                                                                             Deficit
                                  Preferred Stock            Common Stock                       Note       Accumulated
                              ----------------------   -----------------------   Additional   Receivable      During
                              Number of                Number of                  paid-in       From       Development
                               shares       Amount      shares       Amount       Capital     Stockholder     Stage
                              ----------  ----------   ----------  -----------  -----------  ------------  ------------
Advances from Medstone
 July 1, 1991 to
 December 31, 1995                     -  $       -             -  $        -   $       -    $         -   $          -

Net loss July 1, 1991
 to December 31, 1995                  -          -             -           -            -             -              -
                              ----------  ---------    ----------  ----------   ----------   -----------   ------------
Balance at December 31, 1995           -          -             -           -            -             -              -

Capital contribution by
 Medstone                              -          -             -           -            -             -              -

Distribution of stock
 dividend and net
 assets February 9, 1996                                5,616,528       5,617      657,465             -              -

Distribution of Common Stock
 for services at $.05 per share                           363,000         363       17,787             -              -

Net loss                               -          -             -           -            -             -       (443,998)
                              ----------  ---------    ----------  ----------   ----------   -----------   ------------

Balance at December 31, 1996                            5,979,528       5,980      675,252             -       (443,998)

Issuance of Common Stock
 for cash upon exercise of
 options at $.05 per share                              1,410,000       1,410       69,090             -              -

Issuance of Common Stock
 for cash and note receivable
 at $.05 per share                                        147,791         148        7,242        (7,242)             -

Net loss                               -          -             -           -            -             -       (299,177)
                              ----------  ---------    ----------  ----------   ----------   -----------   ------------

Balance at December 31, 1997                            7,537,319       7,538      751,584        (7,242)      (743,175)

Issuance of Preferred and
  Common Stock for equipment
  and acquired in-process
  technology at $0.63 and $630,
  respectively, net of
  issuance costs of $83,366        5,830         58     1,841,219       1,841    5,714,176

Issuance of Warrants for Common
  Stock valued at $0.59 per
  share                                                                            305,910

Interest and other related
  to note receivable
  from stockholder                                                                  11,250       (13,280)

Net loss                               -          -             -           -            -             -     (7,962,388)
                              ----------  ---------    ----------  ----------   ----------   -----------   ------------

Balance at December 31, 1998       5,830   $     58     9,378,538   $   9,379   $6,782,920   $   (20,522)  $ (8,705,563)
                              ==========  =========    ==========  ==========   ==========   ===========   ============
                                 Advances     Divisional
                                  from       Accumulated
                                 Medstone     (Deficit)        Total
                               ----------    -----------    -----------
Advances from Medstone
 July 1, 1991 to
 December 31, 1995              $ 3,888,875            -    $ 3,888,875

Net loss July 1, 1991
 to December 31, 1995                     -   (3,725,793)    (3,725,793)
                                -----------  -----------    -----------
Balance at December 31, 1995      3,888,875   (3,725,793)       163,082

Capital contribution by
 Medstone                           500,000            -        500,000

Distribution of stock
 dividend and net
 assets February 9, 1996         (4,388,875)   3,725,793              -

Distribution of Common
 Stock  for services at
 $.05 per share                           -            -        18,150

Net loss                                  -            -      (443,998)
                                -----------  -----------    -----------
Balance at December 31,1996               -            -        237,234

Issuance of Common Stock
 for cash upon exercise of
 options at $.05 per share                -            -         70,500

Issuance of Common Stock
 for cash and note
  receivable
  at $.05 per share                       -            -            148

Net loss                                  -            -       (299,177)
                                -----------  -----------    -----------
Balance at December 31, 1997              -            -          8,705

Issuance of Preferred and
  Common Stock for fixed
  assets and acquired in-
  process technology at $0.63
  and $630, respectively, net of
  issuance costs of $83,366               -            -      5,716,075

Issuance of detachable
  warrants for Common
  Stock valued at $0.59 per
  share                                   -            -        305,910

Interest and other related
  to note receivable for
  Common Stock                                         -         (2,030)

Net loss                                  -            -     (7,962,388)
                                -----------  -----------    -----------
Balance at December 31, 1998                                $(1,933,728)
                                                            ===========

                            See accompanying notes.

                               UROGEN CORP.
                       (A DEVELOPMENT STAGE ENTERPRISE)
                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                  -----------------------------------------

                                                                               July 1, 1991
                                                                               (inception) to
                                           For the Year Ended December 31,     December 31,
                                      -------------------------------------
                                          1998         1997         1996           1998
                                      -----------   ----------   ----------    ------------
Net loss                              $(7,962,388)  $( 299,177)  $( 443,998)   $(12,431,356)
Adjustments to reconcile net
  loss to net cash used in
  operating activities:
    Write-off of in-process
      technology acquired with stock    5,455,505          -           -          5,455,505
    Expenses paid via advances
      from related party                  695,557          -           -            695,557
    Depreciation and amortization          25,715          828      120,158         520,327
    Non-cash distribution of
      common stock                           -             -         18,150          18,150
    Non-cash outside service cost            -             -        106,000         106,000
    Gain (loss) on disposal of
      fixed assets                           -             -        (63,776)        (81,807)
    Amortization of debt discount         265,640          -           -            265,640
    Change in assets and
      liabilities:
       Other current assets               (20,173)         -           -            (20,173)
       Other assets                       (28,987)      (1,065)        -            (30,052)
       Accounts payable                   323,637       53,364       15,460         392,461
       Amounts due to stockholder         315,000          -           -            315,000
       Other current liabilities          258,996          -           -            258,996
       Deferred compensation               28,987          -           -             28,987
                                      -----------   ----------   ----------    ------------
Net cash used in
  operating activities                   (642,511)    (246,050)    (248,006)     (4,506,765)

Cash flows from investing
  activities:
       Purchase of property and
         equipment                        (63,493)        (500)      (2,739)       (578,999)
                                      -----------   ----------   ----------    ------------
Net cash used in
  investing activities                    (63,493)        (500)      (2,739)       (578,999)

Cash flows from financing
  activities:
       Proceeds from notes payable      1,030,000          -           -          1,030,000
       Stock issuance costs               (83,366)         -           -            (83,366)
       Proceeds from issuance of
         common stock upon exercise
         of options                          -          70,500         -             70,500
       Proceeds from sale of
         common stock                        -             148         -                148
       Net advances from Medstone            -             -           -          3,883,465
       Capital contribution of cash
         by Medstone                         -             -        500,000         500,000
                                      -----------   ----------   ----------    ------------
Net cash provided by
  financing activities                    946,634       70,648      500,000       5,400,747
                                      -----------   ----------   ----------    ------------

Net increase(decrease) in
  cash and equivalents                    240,630     (175,902)     249,255         314,983
                                      -----------   ----------   ----------    ------------

Cash and equivalents,
  beginning of period                      74,353      250,255        1,000             -
                                      -----------   ----------   ----------    ------------

Cash and equivalents,
  end of period                       $   314,983   $   74,353   $  250,255    $    314,983
                                      ===========   ==========   ==========    ============

See Note 11 for supplemental cash flow information.

                            See accompanying notes.

                                 UROGEN CORP.
                       (A DEVELOPMENT STAGE ENTERPRISE)
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------
                               December 31, 1998
                               -----------------


1.   ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

UroGen Corp. (the "Company"), a Delaware corporation, was incorporated on June 30, 1995, as a wholly-owned subsidiary of Medstone International, Inc. ("Medstone"). The Company was formed from the medical biology and small molecule pharmaceuticals divisions of Medstone to continue the effort, started in 1991, to develop pharmaceuticals to treat diseases in urology, with a particular interest in prostate cancer. UroGen operated as two divisions of Medstone from July 1, 1991 to December 29, 1995.

DISTRIBUTION AND CAPITALIZATION

On December 29, 1995, Medstone declared a dividend of all of the stock of UroGen Corp. to be distributed to all Medstone stockholders. Each stockholder of Medstone received, on February 9, 1996, one share of UroGen Common Stock for each share of Medstone Common Stock held on the Record Date, December 29, 1995. The distribution resulted in the receipt by record holders of Medstone Common Stock of all of UroGen's outstanding Common Stock. Upon completion of the Distribution, there were 5,616,528 shares of UroGen Common Stock outstanding.

The distribution occurred on February 9, 1996, on which date Medstone also contributed to the capital of UroGen Corp. $500,000 cash. For financial reporting purposes, the distribution and contribution to capital have been considered effective as of January 1, 1996, and the operations of the business have been considered those of UroGen Corp. effective that date.

Additionally, effective January 1, 1996, Medstone executed a forgiveness of all intercompany advances resulting from the prior divisional funding of operations between Medstone and UroGen.

BASIS OF PRESENTATION

The consolidated financial statements include the accounts of UroGen Corp. and its wholly-owned subsidiary. All significant intercompany transactions and balances have been eliminated in consolidation.

The accompanying financial statements for the year ended December 31, 1998 have been prepared assuming the Company will continue as a going concern. However, the Company incurred net losses of $7,962,388 during 1998 and has a deficit accumulated during the development stage of $8,705,563 at December 31, 1998. During 1999, management intends to raise additional debt and/or equity financing to fund future operations and to provide additional working capital. However, there is no assurance that such financing will be consummated or obtained in sufficient amounts necessary to meet the Company's needs.

The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the possible inability of the Company to continue as a going concern.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.

PROPERTY AND EQUIPMENT

Property and equipment is stated on the basis of cost. Depreciation is computed using the straight-line method over the useful lives of the assets, estimated at three to five years.

STOCK BASED COMPENSATION

The Company grants stock options for a fixed number of shares to employees with an exercise price equal to the fair value of the shares at the date of grant. The Company accounts for stock option grants to employees in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees, and, accordingly, recognizes no compensation expense for the stock option grants to employees.

NET LOSS PER SHARE

Net loss per share is computed on the basis of the weighted average number of common shares outstanding during the periods presented. Loss per share assuming dilution is computed on the basis of the weighted-average number of common shares outstanding and the dilutive effect of all common stock equivalents and convertible securities. Net loss per share assuming dilution for the years ended December 31, 1998, 1997 and 1996 is equal to net loss per share due to the fact that the effect of common stock equivalents outstanding during the periods, including stock options, warrants and convertible debt, are antidilutive.

INCOME TAXES

The Company provides for income taxes under the principles of Statement of Financial Accounting Standards No. 109, which requires that provision be made for taxes currently due and for the expected future tax effects of temporary differences between book and tax bases of assets and liabilities.

RESEARCH AND DEVELOPMENT

Research and development costs are expensed as incurred.

COMPREHENSIVE INCOME

During 1998, the Company adopted Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income ("SFAS 130"). SFAS 130 requires that all components of comprehensive income, including net income, be reported in the financial statements in the period in which they are recognized. Comprehensive income is defined as the change in equity during a period from transactions and other events and circumstances from non-owner sources. Net income and other comprehensive income, including foreign currency translation adjustments, and unrealized gains and losses on investments, shall be reported, net of their related tax effect, to arrive at comprehensive income. Comprehensive income
(loss) was not different than net income (loss) in 1997 or 1998.

USE OF ESTIMATES

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECLASSIFICATIONS

Certain reclassifications of prior year balances have been made to conform to the current year presentation.

2.   ACQUISITION OF TECHNOLOGY AND RELATED AGREEMENTS

In July 1998, the Company executed various agreements with Baxter Healthcare Corporation pursuant to which the Company acquired certain rights and assets from Baxter. Under the terms of the agreements, the Company obtained the rights to Baxter's adenoviral-based gene transfer technologies and certain equipment in exchange for 5,830 shares of non-voting convertible Series A Preferred Stock and 1,841,219 shares of Common Stock of the Company. The shares issued to acquire the gene transfer technologies were valued at $5,455,505 based upon a discounted cash flow analysis with a discount rate of 50%, estimated research and development costs for six years and product revenues beginning in year seven, after the assumed completion of clinical trials and product approval by the FDA. The value of the technology was charged to acquired in-process technology because technological feasibility had not been achieved nor had alternative future uses for the technology been identified. The value of the stock issued for fixed assets was $343,937 based upon the fair value of those assets.

Baxter will provide funding to the Company for continued research and development of this technology as it relates to the treatment of hemophilia under the Developmental Collaboration Agreement. Baxter will provide such funding through the date on which the treatment of the first patient in a Phase I clinical trial begins. This development funding is provided under a Credit Agreement. The balance outstanding under the Credit Agreement as of December 31, 1998 was $1,044,275. Under the terms of the Credit Agreement, the amounts outstanding under the Credit Agreement are due and payable on December 31 of each year during the term of the agreement. At the Company's option, the amounts may be paid by issuing to Baxter the number of shares of Series B Preferred Stock determined by dividing the outstanding amount under the Credit Agreement by one thousand. The balance has been presented as a non-current liability on the accompanying balance sheet due to the conversion feature and because the Company intends to convert the debt rather than repay it with cash. Amounts outstanding under the Credit Agreement do not accrue interest unless the Company is in default, in which case the amount due bears interest at prime plus 4%. In January 1999, the Company issued 704 shares of Series B Preferred Stock to convert $704,000 outstanding under the Credit Agreement. The remaining $340,276 will be converted at December 31, 1999.

The Company entered into a Distribution Agreement with Baxter whereby Baxter will have an exclusive, worldwide right to market, sell and distribute all products which may be developed under the Developmental Collaboration Agreement. The term of the Distribution Agreement is the longer of ten years from the date of regulatory approval of the first product or the expiration of the last to expire of any related patents issued on or before ten years from the date of regulatory approval.

The Company, Baxter and certain founding shareholders (the "Founders") entered into the Investor Rights Agreement under which the shares held by these entities are subject to certain restrictions on transferability of the shares until July 8, 2003 and have certain registration rights. Additionally, under this agreement, Baxter has the right to purchase up to twenty percent of any new securities issued and has the obligation to purchase Series C Preferred Stock at a price of $1,000 per share upon the Company's achievement of the following milestones: (i) $2,000,000 upon treatment of the first patient in a Phase I clinical trial for a product developed under the Developmental Collaboration Agreement; (ii) $5,000,000 upon commencement of Phase III clinical trials of a product developed under the Developmental Collaboration Agreement; and (iii) $10,000,000 upon approval by the Food and Drug Administration of a product developed under the Developmental Collaboration Agreement.

3.   PROPERTY AND EQUIPMENT

Property and equipment are comprised of the following:


                            December 31,  December 31,
                                1998          1997
                            ------------  ------------

Equipment                   $    372,276  $      3,239
Furniture and fixtures            16,063             -
Leasehold improvements            22,330             -
                            ------------  ------------
                                 410,669         3,239
Accumulated depreciation          26,843         1,128
                            ------------  ------------
                            $    383,826  $      2,111
                            ============  ============

4.   NOTES PAYABLE

In July 1998, the Company received $1,030,000, representing proceeds from the sale of unsecured convertible notes payable, which bear interest at 8% per annum and are due on June 30, 1999, unless previously converted. The notes are convertible, at the option of the holder, into common stock at $1.00 per share, and automatically convert into common stock immediately prior to the filing of any registration statement to register the resale of the underlying shares.

In addition, each note holder received a warrant to purchase a number of shares of common stock of the Company equal to one share for each $2.00 of principal under the purchased note. The warrants are exercisable for seven years from issuance and have an exercise price of $0.74 per share. The fair value of the warrants is being amortized to interest expense through the expected date of conversion of the notes. Amortization during the year ended December 31, 1998 was $265,640.

5.   STOCKHOLDERS' EQUITY

PREFERRED STOCK

The Company is authorized to issue 5,000,000 shares of Preferred Stock $0.01 par value. As of December 31, 1998, 40,000, 10,000 and 17,000 shares were designated Series A, Series B and Series C, respectively.

As of December 31, 1998, there were 5,830 shares of Series A Preferred Stock outstanding. Holders of the Series A Preferred Stock are not entitled to receive dividends, have a liquidation preference amount of ten dollars ($10.00) per share and have no voting rights. The Series A Preferred Stock is convertible to Common Stock on a 1000 to 1 basis; provided, however, that no shares are convertible prior to July 8, 2001.

As of December 31, 1998, there were no shares of Series B Preferred Stock issued and outstanding. It is anticipated that Series B Preferred Stock will be issued only to Baxter in payment for amounts funded by Baxter under the Credit Agreement. Holders of the Series B Preferred Stock are not entitled to receive dividends, have a liquidation preference amount of one thousand dollars ($1,000.00) per share prior to any distribution to holders of Series A Preferred Stock and holders of Common Stock and have no voting rights, except for a vote as to whether the Company may issue additional Series B Preferred Stock. The Series B Preferred Stock may be converted into Common Stock or to Series A Preferred Stock at the option of the holder, and converts automatically to Common Stock upon the earlier of (i) the first business day following the treatment of the first patient under an Initial New Drug Application for a Collaboration Product (as defined) commences in a Phase I Clinical Trial (the "IND Milestone Date"), (ii) the date five years after the last advance of funds by Baxter under the Credit Agreement between Baxter and the Company through and including the IND Milestone Date and (iii) automatic conversion pursuant to the terms of the Credit Agreement. The Series B Preferred Stock is convertible to Common Stock in an amount equal to (a) the quotient of (i) the Liquidation Value (adjusted for recapitalizations), divided by (ii) one hundred and ten percent (110%) of the per share Fair Market Value of the Company's Common Stock (as defined), multiplied by (b) the number of shares of Series B Preferred converted. The Series B Preferred Stock is convertible into Series A Preferred on a one for one basis. The "Liquidation Value" is initially $1,000 per share of Series B Preferred. In January 1999, 704 shares of Series B Preferred Stock were issued to Baxter to convert $704,000 outstanding under the Credit Agreement.

As of December 31, 1998, there were no shares of Series C Preferred Stock issued and outstanding. It is anticipated that Series C Preferred Stock will be sold only to Baxter upon UroGen meeting certain specified milestones (the "Series C Milestones"). Holders of the Series C Preferred Stock are not entitled to receive dividends, have a liquidation preference amount of one thousand dollars ($1,000.00) per share prior to any distribution to holders of Series A Preferred Stock and to holders of Common Stock and have no voting rights, except as to the issuance of additional Series C Preferred Stock. Each share of Series C Preferred may be converted into Common Stock or to Series A Preferred Stock at the option of the holder, and converts automatically to Common Stock upon the earlier of (i) the first business day following the approval by the FDA of the right to market, sell or distribute any product using the Mini-Ad Vector Technology for treatment of blood clotting disorders in humans relating to Hemophilia A, which product has been developed pursuant to the Developmental Collaboration Agreement between Baxter and the Company and (ii) the date seven years after the achievement of the most recently achieved Series C Milestone. The Series C Preferred Stock is convertible to Common Stock in an amount equal to (a) the quotient of (i) the Liquidation Value (adjusted for Recapitalizations), divided by (ii) one hundred and ten percent (110%) of the per share Fair Market Value of the Company's Common Stock (as defined), multiplied by (b) the number of shares of Series C Preferred converted. The Series C Preferred Stock is convertible into Series A Preferred on a one for one basis.

COMMON STOCK

The Company is authorized to issue 40,000,000 shares of Common Stock $0.001 par value. As of December 31, 1998, there are 9,378,538 shares issued and outstanding.

In March 1997, the Company entered into a License Agreement with The Immune Response Corporation (the IRC License), a public biotechnology company. The Company obtained an exclusive license to use certain patented technologies to develop and commercialize products based upon the licensed patent rights. The IRC License requires the Company to pay future cash royalties to the licensor based upon net sales. In connection with this agreement, the Company entered into a Stock and Warrant Purchase Agreement with IRC whereby the Company issued 147,791 shares of Common Stock at $.05 per share, the fair value of the shares on the date of issuance as determined by the Board of Directors, for total proceeds of $7,390. See description of the Immune Response Corporation warrant below.


WARRANTS

Holders of the convertible notes payable also hold warrants to purchase 515,000 shares of Common Stock at an exercise price of $0.74 per share (Note 4).

The Company granted to IRC a warrant to purchase additional shares in the Company to maintain a fully-diluted ownership percentage of two percent (2%) or increase its ownership percentage up to three percent (3%). Such warrant rights are exercisable at prices ranging from $.03 to $.04 per share. Such warrant rights expire sixty days after the later of March 5, 1999 or the first date on which the aggregate outstanding shares of the Company equals or exceeds 15,000,000 shares on a fully diluted basis.

In 1997 the Company issued warrants to purchase 200,000 shares of Common Stock to an officer of the Company. These warrants are exercisable at $.05 per share and expire on July 31, 2001.

STOCK OPTIONS

The 1995 Director Option Plan (the "Director Plan") was adopted by the Board and approved by the stockholders in 1995, to provide automatic, nondiscretionary grants of options to non-employee directors of the Company. A total of 100,000 shares of Common Stock have been reserved for issuance under the Director Plan. The Director Plan provides that each non-employee director is automatically granted an option to purchase 10,000 shares of UroGen Common Stock upon his or her initial election or appointment as a non-employee director. Subsequently, each non-employee director who has served for at least six months will be granted an additional option to purchase 5,000 shares of UroGen Common Stock on December 31 of each year so long as he or she remains a non-employee director. The exercise price of options granted to non-employee directors must be the fair market value of UroGen Common Stock on the date of grant.

Options granted to non-employee directors have a ten-year term, subject to a non-employee director's continued service as a director. The initial options granted to non-employee directors vest over three years at the rate of one-third per year and the annual options vest one year from the date of grant. As of December 31, 1998, options to purchase 35,000 shares of Common Stock to non-employee directors had been granted under The Director Option Plan and options to purchase 20,000 shares were vested.

The 1995 Stock Plan was adopted by the Board of Directors (the "Board") and authorized by the Stockholders in 1995 and authorizes the Board or one or more committees which the Board may appoint from among its members (the "Committee"), to grant options and rights to purchase Common Stock to officers, key employees consultants and certain advisors to the Company. Options granted under the 1995 Stock Plan may be either "incentive stock options" as defined in
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or nonstatutory stock options, as determined by the Board or the Committee. The 1995 Stock Plan initially reserved 1,850,000 shares for issuance under the Plan to be increased the first day of each year by the number of shares equal to two percent of the Company's total outstanding common shares. Options granted pursuant to the 1995 Stock Plan above have exercise periods of ten years and vest over one to four years.

As of December 31, 1998, management and the Board had committed to issue options to purchase 2,391,183 shares of Common Stock to employees under a new stock option plan once adopted by the Board.

The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related interpretations in accounting for its employee and director stock options and warrants, because, as discussed below, the alternative fair value accounting provided for under SFAS 123, "Accounting for Stock-based Compensation," requires use of option valuation models that were not developed for use in valuing employee and director stock options and warrants. Under APB 25, when the exercise price of the Company's employee stock options equals the market price or fair value of the underlying stock on the date of grant, no compensation expense is recognized.

The following table summarizes the activity of the Company's stock options:


                                 Employee    Director     Weighted
                                   Stock      Stock       Average
                                  Options    Options   Exercise Price
                                -----------  --------  --------------

Balance at December 31, 1995      1,160,000       -             $0.05

Granted                             250,000    15,000           $0.05
Exercised                              -          -              -
Canceled                               -          -              -
Expired                                -          -              -
                                -----------  --------  --------------

Balance at December 31, 1996      1,410,000    15,000           $0.05

Granted                             350,000     5,000           $0.05
Exercised                        (1,410,000)      -             $0.05
Canceled                               -          -              -
Expired                                -          -              -
                                -----------  --------  --------------
Balance at December 31, 1997        350,000    20,000           $0.05

Granted                                -       15,000           $0.33
Exercised                              -          -              -
Canceled                               -          -              -
Expired                                -          -              -
                                -----------  --------  --------------

Balance at December 31, 1998        350,000    35,000           $0.06
                                ===========  ========  ==============

In January 1997, four officers of the Company exercised options to purchase a total of 1,410,000 shares of Common Stock at $.05 per share for total cash proceeds of $70,500.

The following Common Stock is reserved for future issuance at December 31, 1998:

Stock options
    Granted and outstanding                    385,000
    Reserved for future grants                 672,668
                                             ---------
                                             1,057,668
Warrants                                       848,748
Series A Preferred Stock                     5,830,000
Convertible debt                             1,030,000
                                             ---------
                                             8,766,416
                                             =========

Options outstanding as of December 31, 1998:
                                                                      Weighted
                                  Weighted                            Average
                                   Average    Weighted                Exercise
                                Contractual   Average                 Price of
Exercise           Options        Life in     Exercise    Options      Options
Price            Outstanding       Years       Price    Exercisable  Exercisable
--------------  -------------  -------------  --------  -----------  -----------

    $ 0.05            370,000         8.23     $0.05      210,553        $0.05
     $0.33             15,000        10.00     $0.33            -            -

Pro forma information regarding net loss and net loss per share is required by SFAS 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1998 and 1997: a risk-free interest rate of 6%, a dividend yield of 0%, a volatility factor of the expected market price of the Company's common stock of 65% and 50%, respectively, and an expected life of the option of two to five years.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows:


                                      1998             1997
                                   ------------     -----------
Pro forma net loss                 $(7,964,255)     $(307,352)
Pro forma net loss per share       $     (1.00)     $   (0.04)


The pro forma results above for 1998 and 1997 are not likely to be representative of the effects of applying SFAS 123 on reported net income or loss for future years as these amounts reflect the expense for less than four years of vesting.

6. INCOME TAXES

Prior to the distribution of UroGen Common Stock by Medstone, income taxes had been allocated to the Company on a "separate return" basis whereby such amounts were determined as if the Company were a separate taxable entity. However, the Company's net operating losses and research and development credits incurred through December 31, 1995 were included in the consolidated tax returns of Medstone and were fully utilized. As a result, the Company's available net operating losses and research and development credits to offset future taxable income are limited to amounts incurred during the three-year period ended December 31, 1998. The Company has established a valuation allowance to fully offset its deferred tax assets in accordance with Statements of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Accordingly, no benefit for the Company's deferred tax assets has been recognized, as its realization is uncertain.

Deferred tax assets are comprised of the following:

                                                 December 31,   December 31,
                                                     1998           1997
                                                 -------------  -------------
Loss carryforwards                               $  1,284,000   $     279,000
Research and development credit carryforwards          99,000          29,000
Capitalized research and development                2,149,000             -
Other, net                                             63,000           8,000
                                                 ------------   -------------
Total deferred tax assets                           3,595,000         316,000
Valuation allowance                                (3,595,000)       (316,000)
                                                 ------------   -------------
Net deferred tax assets                          $        -     $         -
                                                 ============   =============

As of December 31, 1998, the Company has Federal and state net operating loss carryforwards of approximately $3,146,000 and $3,184,000, respectively, which will begin to expire in 2011 and 2001, respectively, unless previously utilized.

The company has Federal and state research and development credit carryforwards of approximately $75,000 and $37,000, respectively, which will begin to expire in 2011 unless previously utilized.

Under Internal Revenue Code Sections 382 and 383, the Company's use of its net operating loss and tax credit carryforwards could be limited in the event of certain cumulative changes in the Company's stock ownership.

7.   REVENUES

For the year ended December 31, 1998, $143,500 of the revenues was from a research agreement, and $48,800 was from a research grant.

8.   RELATED PARTY BALANCES AND TRANSACTIONS

During 1996, the Company issued 339,000 shares of Common Stock valued at $.05 per share and transferred property and equipment with a book value of $42,224 to a research organization, which is also a stockholder, in connection with the execution of an Affiliation Agreement and for services rendered. Additionally, during 1998, 1997 and 1996, the Company paid the research organization $115,493, $53,741 and $67,000, respectively, for rent, license fees and services (Note 9).

During 1998, 1997 and 1996, the Company paid four stockholders/officers a total of $81,250, $222,379 and $134,000, respectively, for consulting services.

9.   COMMITMENTS

FACILITIES

The Company entered into a sublease agreement with an affiliated research organization under which the Company leases approximately 4,800 square feet of office and laboratory space through May 2000. Future minimum rent payments under this agreement are $168,552 for 1999 and $70,230 for 2000. For the years ended December 31, 1998, 1997 and 1996, rent expense was approximately $93,000, $36,000 and $67,000, respectively.

LICENSES

The Company entered into the IRC License in March 1997, which was amended in January 1999. Under the IRC License, the Company is obligated to make a milestone payment to Immune Response Corporation of $200,000 upon the approval by the Food and Drug Administration or the governing health authority of any other country of its first product related to the licensed technology. This fee can be offset against future royalty payments. The Company is obligated to pay royalties on its net sales revenue and a percentage of all revenues received from sublicenses relating to the tumor radiosensitization gene therapy technology. Additionally, the Company agreed in the January 1999 amendment to reimburse IRC for past patent expenses relating to the licensed technology in the amount of $59,400 payable during 1999.

In November 1997, the Company entered into a license agreement with an individual and an affiliated research organization (Note 8) under which the Company obtained an exclusive right to certain technology for commercial purposes. The Company is obligated to pay royalties on its net sales revenues and a percentage of revenues from sublicenses relating the technology (the "Running Royalties"). Additionally, the Company is required to make minimum annual royalties of $30,000 for the duration of the agreement. The minimum annual royalties may be credited against Running Royalties, as defined, for that year. If there are no Running Royalties to offset the annual royalty, one-half of the annual royalty may be carried forward to offset Running Royalties from the following year. Within thirty days of the Company entering into an agreement with a corporate partner or strategic alliance relationship related to this technology, the Company shall pay a minimum of $12,500 per month to fund additional research.

In September 1996, the Company entered into a license agreement with the Regents of the University of California to license rights to certain patents and continuing applications thereof in the field of diagnosis of metastases by nucleic acid amplification. The Company is required to pay an annual license maintenance fee of $10,000 until the Company is selling licensed product. The Company is also required to pay milestone fees of $25,000 upon filing an Initial New Drug Application on a licensed product or method with the Food and Drug Administration and $50,000 upon marketing approval of a licensed product or method by the FDA. The Company will pay royalties on its net sales revenues of licensed products or methods. A minimum annual royalty of $50,000 is payable beginning with the year of first commercial sale of licensed product, but no later than the fifth year of the agreement. The minimum annual royalty will be credited against earned royalty due for the year in which the annual minimum payment was made.

10.  PROFIT SHARING PLAN

In 1998, the Company established a savings plan which covers all employees working more than 1,000 hours per year which has been established pursuant to the provisions of Section 401(k) of the Internal Revenue Code. Contributions to the plan are discretionary and vest over a four-year period. Employer contributions during the year ended December 31, 1998 were $13,960.

11.  SUPPLEMENTAL CASH FLOW INFORMATION

As more fully described in Note 2, in 1998 the Company acquired certain technology and equipment in exchange for 5,830 shares of Series A Preferred Stock and 1,841,219 shares of Common Stock of the Company valued at $5,799,442. The equipment acquired was valued at $343,937 based on an appraisal.

During the third quarter of 1998, a portion of the Company's operations were located at Baxter's facility. The costs incurred for such operations of $695,557 were reimbursed to Baxter via the Credit Agreement (Note 2).

Cash paid for income taxes was $800 for each of the three years ended December 31, 1998. There was no cash paid for interest expense during the three years ended December 31, 1998.

                                 UROGEN CORP.
                       (A DEVELOPMENT STAGE ENTERPRISE)
                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                              September 30,        December 31
                                                                                  1999                1998
                                                                              -------------        -----------
                                                                               (unaudited)
ASSETS

Current assets:
   Cash and cash equivalents                                                   $  1,157,999        $   314,983
   Accounts receivable from related party                                                 -            348,718
   Other current assets                                                              22,821             20,173
                                                                               ------------        -----------
       Total current assets                                                       1,180,820            683,874

Property and equipment, net                                                         477,878            383,826
Other assets                                                                        218,552             30,052
                                                                               ------------        -----------

                                                                               $  1,877,250        $ 1,097,752
                                                                               ============        ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Accounts payable                                                            $    222,944        $   392,461
   Amounts due to stockholder                                                             -            315,000
   Accrued employee benefits                                                         74,394            200,716
   Other accrued liabilities                                                         63,610             58,280
   Current portion of capital lease obligation                                       43,072                  -
   Notes payable                                                                          -            991,761
                                                                               ------------        -----------
       Total current liabilities                                                    404,020          1,958,218

Deferred compensation                                                               150,644             28,987
Advance from related party                                                        3,391,816          1,044,275
Capital lease obligation, net of current portion                                     75,423

Commitments

Stockholders' equity:
   Preferred Stock - $0.01 par value, 5,000,000
      shares authorized:
         Series A Preferred Stock, 5,830 and 5,830
           issued and outstanding                                                        58                 58
         Series B Preferred Stock, 704 and none
           issued and outstanding                                                         7                  -
   Common Stock - $0.001 par value, 40,000,000
       shares authorized; 12,097,999 and 9,378,538
       issued and outstanding                                                        12,097              9,379
   Additional paid-in capital                                                     9,267,909          6,782,920
   Note receivable from stockholder                                                       -            (20,522)
   Deficit accumulated during development stage                                 (11,424,724)        (8,705,563)
                                                                               ------------        -----------
       Total stockholders' equity                                                (2,144,653)        (1,933,728)
                                                                               ------------        -----------

                                                                               $  1,877,250        $ 1,097,752
                                                                               ============        ===========

                            See accompanying notes

                                 UROGEN CORP.
                       (A Development Stage Enterprise)
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                -----------------------------------------------
                                  (Unaudited)


                                                Three Months Ended             Nine Months Ended          July 1, 1991
                                                ------------------             -----------------         (inception) to
                                          September 30,   September 30,   September 30,   September 30,   September 30,
                                              1999            1998            1999            1998             1999
                                          ------------    ------------    ------------    ------------    -------------
Revenue                                    $    16,389     $         -     $    67,201     $   192,300     $    908,581
                                          ------------    ------------    ------------    ------------    -------------
Costs and expenses:
  Cost of sales                                      -               -               -               -          821,878
  Research and development                     714,908         807,204       1,861,892       1,176,680        7,296,560
  Write-off of acquired in-process
   technology                                        -       3,429,700               -       3,429,700        5,455,505
  Selling, general and administrative          185,751         164,068         591,777         299,501        1,938,733
                                          ------------    ------------    ------------    ------------    -------------
Total costs and expenses                       900,659       4,400,972       2,453,669       4,905,881       15,512,676
                                          ------------    ------------    ------------    ------------    -------------

Loss from operations                          (884,270)     (4,400,972)     (2,386,468)     (4,713,581)     (14,604,095)

Other income (expense)                               -               -             905               -           64,981
Interest expense                                     -        (170,790)       (348,890)       (170,790)        (654,996)
Interest income                                  7,454           2,057          15,292           3,031           43,590
                                          ------------    ------------    ------------    ------------    -------------

Net loss                                   $  (876,816)    $(4,569,705)    $(2,719,161)    $(4,881,340)    $(15,150,520)
                                          ============    ============    ============    ============    =============


Basic and diluted loss per share           $     (0.07)    $     (0.61)    $     (0.27)    $    ( 0.65)
                                          ============    ============    ============    ============
Number of shares used in the
computation of  basic and  diluted
 loss per share                             12,097,999       7,537,319      10,237,493       7,537,319
                                          ============    ============    ============    ============

                            See accompanying notes.

                                 UROGEN CORP.
                       (A Development Stage Enterprise)
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                -----------------------------------------------
                                  (Unaudited)

                                                                                                      July 1, 1991
                                                                   For the nine months ended         (inception) to
                                                                         September 30,                September 30,
                                                                    1999              1998               1999
                                                                ------------      -------------      --------------
Net loss                                                        $(2,719,161)        $(4,881,340)      $(15,150,520)
Adjustments to reconcile net loss to net cash used
   In operating activities:
      Write-off of in-process technology acquired with stock              -           3,429,700          5,455,505
      Expenses paid via advances from related  party                      -             465,093            695,557
      Depreciation and amortization                                  89,491                 741            609,818
      Distribution of common stock for services                       2,900                   -             21,050
      Accrued interest paid through issuance of
         Common Stock                                                42,563                                 42,563
      Non-cash outside service cost                                       -                   -            106,000
      Gain (loss) on disposal of fixed assets                             -                   -            (81,807)
      Amortization of debt discount                                 305,428             152,955            571,068
      Change in assets and liabilities:
            Other current assets                                     (2,648)            (12,466)           (22,821)
            Other assets                                           (188,500)                              (218,552)
            Accounts payable                                       (163,508)            216,154            228,953
            Amounts due to stockholder                             (315,000)            315,000                  -
            Other current liabilities                               (88,557)            104,224            170,439
            Deferred compensation                                   121,657                   -            150,644
                                                                -----------         -----------       ------------
Net cash used in operating activities                            (2,915,335)           (209,939)        (7,422,103)

Cash flows from investing activities:
   Purchase of property and equipment                               (65,048)             (2,306)          (644,044)
                                                                -----------         -----------       ------------

Net cash used in investing activities                               (65,048)             (2,306)          (644,044)

Cash flows from financing activities:
   Advances from related party                                    3,401,670                   -          3,401,670
   Repayment of note receivable from stockholder                     20,000                   -             20,000
   Proceeds from notes payable                                      400,000           1,030,000          1,430,000
   Stock issuance costs                                                                 (83,366)           (83,366)
   Proceeds from issuance of common stock upon
    exercise of options and warrants                                  1,729                   -             72,229
   Proceeds from sale of Common Stock                                     -                   -                148
   Net advances from Medstone                                             -                   -          3,883,465
   Capital contribution by Medstone                                       -                   -            500,000
                                                                -----------         -----------       ------------
Net cash provided by financing activities                         3,823,399             946,634          9,224,146
                                                                -----------         -----------       ------------

Net increase (decrease) in cash and equivalents                     843,016             734,389          1,157,999

Cash and equivalents, beginning of period                           314,983              74,353                  -
                                                                -----------         -----------       ------------

Cash and equivalents, end of period                             $ 1,157,999         $   808,742       $  1,157,999
                                                                ===========         ===========       ============

                            See accompanying notes.

                                 UROGEN CORP.
                       (A Development Stage Enterprise)

        NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
        --------------------------------------------------------------
                              September 30, 1999
                              ------------------


1. The unaudited financial information furnished herein, in the opinion of management, reflects all adjustments, consisting only of normal recurring adjustments, which are necessary to state fairly the consolidated financial position, results of operations, and cash flows of UroGen Corp. as of and for the periods indicated. UroGen presumes that users of the interim financial information have read or have access to the Company's audited consolidated financial statements and Management's Discussion and Analysis of Financial Condition and Results of Operations for the year ended December 31, 1998 and that the adequacy of additional disclosure needed for a fair presentation, except in regard to material contingencies or recent significant events, may be determined in that context. Accordingly, footnote and other disclosures which would substantially duplicate the disclosures contained in Form 10-KSB for the year ended December 31, 1998 filed on March 31, 1999 by the Company have been omitted. The financial information herein is not necessarily representative of a full year's operations.

2. The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company incurred net losses of $2,719,161 during the nine months ended September 30, 1999 and has a deficit accumulated during its development stage of $11,424,724 at September 30, 1999. While management intends to raise additional debt and/or equity financing to fund future operations and to provide additional working capital, cash raised through the sale of the unsecured notes (Note 5) as well as funds provided by Baxter Healthcare Corporation ("Baxter") are expected to finance the Company's operations through October 2000.

    The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the possible inability of the Company to continue as a going concern.

3. The following summarizes non-cash investing and financing activities during the nine months ended September 30, 1999:

       Conversion of advance from related party to preferred stock   $  704,000
       Conversion of notes payable to common stock                    1,430,000

4. In accordance with the Financial Accounting Standards Board's Statement of Financial Accounting Standards ("SFAS") No. 128, Earnings per Share, net loss per share is based on the average number of shares of common stock outstanding during the nine-month periods ended September 30, 1999 and 1998. Equivalent shares arising from convertible preferred stock, convertible debt, warrants for Common Stock and outstanding stock options have not been included in the computation of net loss per share as their effect would be antidilutive.

5. In April 1999, the Company closed a financing in which we received $400,000 from the sale of unsecured convertible notes payable, which bore interest at 8% per annum and were due on March 30, 2000, unless previously converted. The notes were convertible, at the option of the holder , into Common Stock at $0.30 per share, and automatically converted into Common Stock immediately prior to the filing of any registration statement to register the resale of the underlying shares.

    In addition, each note holder received a warrant to purchase the same number of shares of Common Stock as their notes convert into. The warrants are exerciseable for seven years from issuance and have an exercise price of $0.30 per share. The warrants were valued at $266,667, which was recorded as a discount to the notes payable. The discount was fully amortized to interest expense upon the conversion of the notes to Common Stock on June 22, 1999 (Note 6).

6. On June 22, 1999 the Company filed a registration statement with the Securities and Exchange Commission to register for resale the shares underlying the unsecured convertible notes payable and the related warrants issued in July 1999 and April 1999. Immediately prior to filing the registration statement, the unsecured convertible notes payable and accrued interest automatically converted into 2,460,811 shares of common stock of UroGen Corp.

7. In September 1999, the Company entered into a facility operating lease for approximately 8,600 square feet for manufacturing operations. The lease expires in August 2004. Future minimum lease payments are $50,415 for 1999; $203,676 for 2000; $209,788 for 2001; $216,084 for 2002; $222,560 for
    2003; and $151,312 for 2004.

8. In September 1999, the Company entered into a $250,000 capital lease line under which it will lease furniture and equipment for manufacturing operations. The term of the lease is thirty-six months and the line is secured by all of the company's equipment. In connection with the lease, the Company issued warrants to the lessor for 250,000 shares of common stock. The warrants are exercisable at $0.30 per share and expire in August 2007. As of September 30, 1999 the balance under the lease was $118,495.

================================================================================

     No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus, in connection with the offer made by this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the corporation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the corporation since the date hereof. This prospectus does not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not authorized to do so or to anyone to whom it is unlawful to make such offer or solicitation in such jurisdiction.

--------------------------------------------------------------------------------
                               TABLE OF CONTENTS
--------------------------------------------------------------------------------

                                                                       Page
                                                                       ----
Prospectus Summary...................................................    2
UroGen Corp..........................................................    3
The Offering.........................................................    4
Risk Factors.........................................................    5
Use of Proceeds......................................................   13
Price Range of Common Stock..........................................   13
Dividend Policy......................................................   13
Capitalization.......................................................   14
Selected Consolidated Financial Data.................................   15
Management's Discussion and Analysis of Financial Condition and
 Results of Operations...............................................   16
Business.............................................................   21
Management...........................................................   27
Certain Relationships and Related Transactions.......................   33
Description of Capital Stock.........................................   37
Principal stockholders and selling stockholders......................   40
Plan of Distribution.................................................   42
Legal Matters........................................................   43
Experts..............................................................   43
Where you can find more information..................................   43
Index to Consolidated Financial Statements...........................  F-1


                                 UroGen Corp.




                       4,339,977 SHARES OF COMMON STOCK


--------------------------------------------------------------------------------
                                  PROSPECTUS
--------------------------------------------------------------------------------



                               December 15, 1999

================================================================================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses payable by the Registrant in connection with the sale and distribution of the securities being registered hereby. Normal commission expenses and brokerage fees are payable individually by the Selling Securityholders. All amounts are estimated except the Securities and Exchange Commission registration fee.

                                                                      Amount
                                                                      ------
SEC registration fee...............................................  $   265
Accounting fees and expenses.......................................    7,000
Legal fees and expenses............................................   15,000
Printing expenses..................................................   10,000
Miscellaneous fees and expenses....................................    3,000
                                                                     -------
Total..............................................................  $32,265
                                                                     =======

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Under Section 145 of the Delaware General Corporation Law, the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under Securities Act. The Registrant's Bylaws provide that the Registrant will indemnify its directors and executive officers and may indemnify other officers to the fullest extent permitted by law. Under its Bylaws, indemnified parties are entitled to indemnification for negligence, gross negligence and otherwise to the fullest extent permitted by law. The Bylaws also require the Registrant to advance litigation expenses in the case of stockholder derivative actions or other actions. The indemnified party is required to repay such advances if it is ultimately determined that the indemnified party is not entitled to indemnification.

  In addition, the Registrant's Certificate of Incorporation provides that, pursuant to Delaware law, it directors shall not be liable for monetary damages for breach of the directors' fiduciary duty of care to the Registrant and its stockholders. This provision in the Certificate of Incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director is subject to liability for breach of the director's duty of loyalty to the Registrant for acts or omissions not in good faith or involving intentional misconduct, for knowing violation of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as federal securities laws or state or federal environmental laws.

  The Registrant has entered into indemnity agreements with each of it directors and executive officers. Such indemnity agreements contain provisions that are in some respects broader than the specific indemnification provisions contained in Delaware law.

  The foregoing summaries are necessarily subject to the complete text of the statute, the Articles, the Bylaws and agreements referred to above and are qualified in their entirety by reference thereto.

  Reference is made to the form of Note and Warrant Purchase Agreements included below as Exhibits 10.9 and 10.11 for provisions regarding indemnification of the Company's officers, directors and controlling persons against liabilities, including liabilities under the Securities Act.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

  Since the distribution of the Company's stock in February 1996, the Company has issued the following unregistered securities:

  (1) In June 1996, the Company issued 363,000 shares of common stock at a price of $0.05 per share, the fair value as determined by the Board of Directors, to Sidney Kimmel related to an Affiliation Agreement (see "Certain Relationships and Related Transactions").

  (2) In March 1997, the Company issued 147,791 shares of common stock at a price of $0.05 per share, the fair value as determined by the Board of Directors, to The Immune Response Corporation related to a License Agreement (see "Management's Discussion and Analysis of Financial Condition and Results of Operations"). The Company also issued The Immune Response Corporation a warrant to purchase additional shares to maintain a fully-diluted ownership percentage of two percent (2%) or increase its ownership to three percent (3%) with exercise prices ranging from $0.03 to $0.04 per share.

  (3) In August 1997, the Company issued a warrant to purchase 200,000 shares of Common Stock to an officer of the Company. The warrant is exercisable at $0.05 per share, the fair value as determined by the Board of Directors, and expires on July 31, 2001.

  (4) In July 1998 and April 1999, the Company received $1,030,000 and $400,000, respectively and issued convertible subordinated notes to thirty-five private investors. These notes were convertible into 1,030,000 and 1,333,333 shares of common stock, respectively. Holders of the convertible subordinated notes also received warrants to purchase 515,000 and 1,333,333 shares of common stock at $0.74 and $0.30, respectively. (See "Certain relationships and related transactions").

  (5) In July 1998, the Company issued 1,841,219 shares of Common Stock and 5,830 shares of Series A Preferred Stock to Baxter Healthcare Corporation related to the purchase of exclusive rights to certain technologies and certain related equipment with an estimated fair value of $5,455,505 (see "Certain Relationships and Related Transactions").

  (6) In January 1999, the Company issued 704 shares of Series B Preferred Stock to Baxter Healthcare Corporation to convert $704,000 funded under the Developmental and Collaboration Agreement (see "Certain Relationships and Related Transactions").

UroGen Corp. relied on the exemption from registration provided by Rule 506 of Regulation D, and Section 4(2) under the Securities Act of 1933, as amended, for each of the above issuances.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

       (a)    Exhibits

Exhibit No.   DESCRIPTION

   2.1 Distribution Agreement between the Company and Medstone International Inc.(1)
   2.2 Asset Purchase Agreement, dated as of February 28, 1998, UroGen and Baxter Healthcare Corporation(2)
   2.3 Amendment to Asset Purchase Agreement, dated as of May 27, 1998, between UroGen and Baxter.(2)
   3.1           Certificate of Incorporation of the Company(1)
   3.2           Bylaws of the Company(1)
   3.3 Certificate of Designation of Preferences and Rights of Series A Preferred Stock of UroGen.(2)
   3.4 Certificate of Designation of Preferences and Rights of Series B Preferred Stock of UroGen.(2)
   3.5 Certificate of Designation of Preferences and Rights of Series C Preferred Stock of UroGen.(2)
   5.1 Opinion of Wilson Sonsini Goodrich & Rosati as to the legality of securities being registered

  10.1 Contribution Agreement between the Company and Medstone International, Inc. dated October 31, 1995(1)
  10.2           Form of Indemnification Agreement(1)
  10.3           UroGen Corp. 1995 Stock Plan(1)
  10.4           UroGen Corp. 1995 Director Option Plan(1)

  10.5           License Agreement, dated March 5, 1997, between UroGen and The
                 Immune Response Corporation.(3)
  10.6           Amendment to License Agreement, dated January 29, 1999, between
                 UroGen and The Immune Response Corporation.(3)
  10.7           License Agreement, dated November 5, 1997, by and among UroGen,
                 Sidney Kimmel Cancer Center and Daniel A. Mercola, M.D.,
                 Ph.D.(3)
  10.8           License Agreement, dated September 20, 1996 between UroGen and
                 The Regents of the University of California.(3)
  10.9           Form of Note and Warrant Purchase Agreement, dated July 8, 1998 between UroGen and various investors.(3)
  10.10          Warrant Certificate, dated July 31, 1997, between UroGen and
                 Robert E. Sobol.(3)
  10.11          Distribution Agreement, dated July 8, 1998, by and among Urogen and Baxter.(2)
  10.12          Investor Rights Agreement, dated July 8, 1998, between UroGen and Baxter.(2)
  10.13          Developmental Collaboration Agreement, dated July 8, 1998
                 between UroGen and Baxter.(2)
  10.14          Credit Agreement, dated July 8, 1998, between UroGen and
                 Baxter.(2)
  10.15          Technology License Agreement, dated July 8, 1998, between
                 UroGen and Baxter.(2)
  10.16          Form of Note and Warrant Purchase Agreement, dated April 28,
                 1999 between UroGen and various investors.(3)
  10.17          UroGen Corp. 1999 Stock Plan(3)
  23.1           Consent of Ernst & Young LLP, Independent Auditors
  23.2           Consent of Wilson Sonsini Goodrich & Rosati (included in the opinion filed as Exhibit 5.1 hereto)
  24.1           Power of Attorney (contained on page II-5 hereto)
  27             Financial Data Schedule(4)
__________________________________________

     (1) Previously filed with the Company's Application For Registration on Form 10-SB dated February 9, 1996.

     (2) Previously filed with the Company's Current Report on Form 8-K dated July 23, 1998

     (3) Previously filed with the Company's Annual Report on Form 10-KSB/A dated May 24, 1999.

     (4) Previously filed with the Company's Annual Report on Form 10-KSB dated March 31, 1999 and the Company's Quarterly Report on Form 10-QSB dated August
                                                                       ------
6, 1999
-

     (b)  Financial Statement Schedules

     All schedules have been omitted because the information required to be set forth in the schedules is not applicable or is shown in the financial statements or notes to the financial statements.

ITEM 17.  UNDERTAKINGS

     (a)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price, set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has authorized this Amendment to Registration Statement to be signed on its behalf by the undersigned, in the City of San Diego, State of California, on the 15/th/ day of December 1999.


                                UROGEN CORP.


                                By: *
                                    --------------------------------------

                                President, Chief Executive Officer, and Director






     In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                  NAME                                            TITLE                                  DATE
-----------------------------------------       ---------------------------------------------------     -------------------------
/s/               *                             Chairman of the Board, Chief Financial Officer
-----------------------------------------       and Director (Principal Financial Officer)              December 15, 1999

/s/               *                             President, Chief Executive Officer and Director         December 15, 1999
-----------------------------------------

/s/               *                             Senior Vice President, Chief Scientific Officer
-----------------------------------------       and Director                                            December 15, 1999

/s/     CARIN D. SANDVIK                        Corporate Controller and Corporate Secretary
-----------------------------------------       (Principal Accounting Officer)                          December 15, 1999

/s/               *                             Director                                                December 15, 1999
-----------------------------------------

                  NAME                                            TITLE                                  DATE
-----------------------------------------       ---------------------------------------------------     -------------------------
/s/            *                                Director                                                December 15, 1999
-----------------------------------------

/s/            *                                Director                                                December 15, 1999
-----------------------------------------

* By: /s/ CARIN D. SANDVIK
     ------------------------------------
     Carin D. Sandvik, attorney-in fact